UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MicroStrategy Incorporated

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 9, 2012

Dear MicroStrategy Stockholder:

You are cordially invited to our Annual Meeting of Stockholders on Wednesday, May 9, 2012, beginning at 10:00 a.m., local time, at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182. The enclosed notice of annual meeting sets forth the proposals that will be presented at the meeting, which are described in more detail in the enclosed proxy statement. The Board of Directors recommends that you vote “FOR” these proposals.

We look forward to seeing you there.

Very truly yours,

Michael J. Saylor

Chairman of the Board, President and

Chief Executive Officer

1850 Towers Crescent Plaza

Tysons Corner, Virginia 22182

Notice of Annual Meeting of Stockholders

to be held on Wednesday, May 9, 2012

The Annual Meeting of Stockholders (the “Annual Meeting”) of MicroStrategy Incorporated, a Delaware corporation (the “Company”), will be held at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182, on Wednesday, May 9, 2012, at 10:00 a.m., local time, to consider and act upon the following matters:

1.	To elect eight (8) directors for the next year;

2.	To approve additional material terms for payment of certain executive incentive compensation;

3.	To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 14, 2012 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Sanju K. Bansal

Vice Chairman, Executive Vice President,

Chief Operating Officer and Secretary

Tysons Corner, Virginia

April 9, 2012

A STOCKHOLDER MAY OBTAIN ADMISSION TO THE MEETING BY IDENTIFYING HIMSELF OR HERSELF AT THE MEETING AS A STOCKHOLDER AS OF THE RECORD DATE. FOR A RECORD OWNER, POSSESSION OF A COPY OF A PROXY CARD WILL BE ADEQUATE IDENTIFICATION. FOR A BENEFICIAL (BUT NOT OF RECORD) OWNER, A COPY OF A BROKER’S STATEMENT SHOWING SHARES HELD FOR HIS OR HER BENEFIT ON MARCH 14, 2012 WILL BE ADEQUATE IDENTIFICATION.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO HELP ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

MICROSTRATEGY INCORPORATED

1850 Towers Crescent Plaza

Tysons Corner, Virginia 22182

Proxy Statement for the Annual Meeting of Stockholders

to be held on Wednesday, May 9, 2012

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MicroStrategy Incorporated (the “Company,” “MicroStrategy,” “we” or “us”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 9, 2012, at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182 at 10:00 a.m., local time, and at any adjournment thereof. For directions to the location of the Annual Meeting, please call (703) 848-8600 between the hours of 8:00 a.m. and 5:30 p.m. local time on normal business days, and press “0” after hearing the voice prompt. All executed proxies will be voted in accordance with the stockholders’ instructions on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders, and if no choice is specified, executed proxies will be voted in accordance with the Board of Directors’ recommendations on such matters as set forth in this proxy statement. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

On March 14, 2012, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 8,557,799 shares of our class A common stock, par value $0.001 per share, and an aggregate of 2,281,125 shares of our class B common stock, par value $0.001 per share (the class A common stock and the class B common stock are collectively referred to as the “Common Stock”). Each share of class A common stock entitles the record holder thereof to one vote on each of the matters to be voted on at the Annual Meeting and each share of class B common stock entitles the record holder thereof to ten votes on each of the matters to be voted on at the Annual Meeting.

Our Annual Report to Stockholders for 2011 is being mailed to stockholders, along with these proxy materials, on or about April 17, 2012. Our Annual Report to Stockholders includes our Annual Report on Form 10-K for 2011 as filed with the Securities and Exchange Commission (the “SEC”), except for any exhibits thereto. We will provide such exhibits to any stockholder upon written request. Please address requests to the Secretary of MicroStrategy, c/o MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182.

Votes Required

The holders of shares of Common Stock representing a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

The affirmative vote of a plurality of the votes cast by the holders of Common Stock voting on the matter is required for the election of directors (Proposal 1). The affirmative vote of a majority of the votes cast by the holders of Common Stock voting on the respective matter is required for the approval of the additional material terms for payment of certain executive incentive compensation (Proposal 2) and for the ratification of the selection of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal 3).

Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 9, 2012

The Notice of Annual Meeting, Proxy Statement, and Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available on our website at http://ir.microstrategy.com/financials.cfm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of March 9, 2012, unless otherwise indicated, by:

•	each person who is known by us to beneficially own more than 5% of any class of our Common Stock,

•	each director or nominee for director,

•	each of the executive officers named in the Summary Compensation Table set forth under the caption “Executive and Director Compensation” below, and

•	all directors and executive officers as a group.

Beneficial Owner (1)	Number of Shares Beneficially Owned (2)(3)	Percentage of Shares of Class A Common Stock Outstanding (3)(4)
Michael J. Saylor (5)	2,389,514	21.9
Sanju K. Bansal (6)	275,257	3.1
Jonathan F. Klein	—	—
Douglas K. Thede	—	—
Donald W. Hunt	—	—
Jeffrey A. Bedell (7)	70,270	*
Matthew W. Calkins	—	—
Robert H. Epstein (8)	200	*
David W. LaRue	—	—
Jarrod M. Patten	—	—
Carl J. Rickertsen	—	—
Thomas P. Spahr (9)	11,900	*
Wellington Management Company, LLP (10)	1,150,718	13.9
FMR LLC (11)	797,912	9.7
BlackRock, Inc. (12)	658,208	8.0
The Vanguard Group, Inc. (13)	477,484	5.6
Entities affiliated with Artisan Partners Holdings LP (14)	466,195	5.6
Entities affiliated with Alydar Partners, LLC (15)	418,692	5.1
All directors and executive officers as a group (12 persons) (16)	2,747,141	24.4

*	Less than 1%.

(1)	Each beneficial owner named in the table above (except as otherwise indicated in the footnotes below) has an address in care of MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182.

(2)	The shares listed in this table include shares of class A common stock and class B common stock, as set forth in the footnotes below. Shares of class B common stock are convertible into the same number of shares of class A common stock at any time at the option of the holder.

(3)	The inclusion of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. In accordance with the rules of the SEC, each stockholder is deemed to beneficially own any shares subject to stock options that are exercisable on or within 60 days after March 9, 2012. Any reference below to shares subject to outstanding stock options held by the person in question refers only to stock options exercisable within such 60 day period.

(4)

With respect to our directors and officers, percentages in the table and these footnotes have been calculated based on 8,541,075 shares of class A common stock and 2,281,125 shares of class B common stock outstanding as of March 9, 2012. In addition, for the purpose of calculating each director or officer’s percentage of shares outstanding, any shares of class A common stock subject to outstanding stock options held by such person which are exercisable on or within 60 days after March 9, 2012 and any shares of class B common stock held by such person are deemed to be outstanding shares of class A common stock.

(5)	Mr. Saylor’s holdings of Common Stock consist of 2,011,668 shares of class B common stock (or approximately 88.2% of the class B common stock outstanding) owned by Alcantara LLC, which is wholly owned by Mr. Saylor, and options exercisable on or within 60 days after March 9, 2012 to purchase 377,846 shares of class A common stock.

(6)	Mr. Bansal’s holdings of Common Stock consist of 267,100 shares of class B common stock owned by Shangri-La LLC, which is wholly owned by Mr. Bansal, 2,357 shares of class B common stock held by Mr. Bansal directly (collectively constituting approximately 11.8% of the class B common stock outstanding), and 5,800 shares of class A common stock owned by a foundation for which Mr. Bansal acts as the sole trustee.

(7)	Mr. Bedell’s holdings of Common Stock consist of 20,270 shares of class A common stock and options exercisable on or within 60 days after March 9, 2012 to purchase 50,000 shares of class A common stock.

(8)	Mr. Epstein’s holdings of Common Stock consist of 200 shares of class A common stock.

(9)	Mr. Spahr’s holdings of Common Stock consist of 10,500 shares of class A common stock held in his own name and 1,400 shares of class A common stock owned by a foundation for which Mr. Spahr acts as the president and a director.

(10)	Beneficial ownership (and other information in this footnote) is as of December 31, 2011, based on a Schedule 13G/A filed on February 14, 2012 with the SEC by Wellington Management Company, LLP. Wellington Management Company, LLP beneficially owns 1,150,718 shares of class A common stock, for which it has shared voting power with respect to 824,951 shares and shared dispositive power with respect to 1,150,718 shares. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.

(11)

Beneficial ownership (and other information in this footnote) is as of December 31, 2011 and is based on a Schedule 13G/A filed on February 14, 2012 with the SEC by FMR LLC. FMR LLC holds sole voting power over 23,500 shares and each of FMR LLC and Edward C. Johnson 3rd holds sole dispositive power and beneficial ownership with respect to 797,912 shares (collectively, the “FMR Shares”). Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 771,412 of the FMR Shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, including Fidelity OTC Portfolio, which owns 542,700 of the FMR Shares. Each of FMR LLC and Edward C. Johnson 3rd holds sole dispositive power over the shares beneficially owned by Fidelity. Members of the family of Edward C. Johnson 3d, chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other FMR LLC Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3rd has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity. The address of each of FMR LLC, Fidelity, and Fidelity OTC Portfolio is 82 Devonshire Street, Boston, Massachusetts 20109. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,700 of the FMR Shares as a result of its serving as investment manager of institutional accounts owning such shares. Each of FMR LLC and Edward C. Johnson 3rd holds sole dispositive power over the shares beneficially owned by PGATC and does not hold sole power to vote or direct the voting of these shares. The address of PGATC is 900 Salem Street, Smithfield, Rhode Island

02917. FIL Limited (“FIL”), which is a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of 24,800 of the FMR Shares. FIL has sole dispositive power over these shares and sole power to vote or direct the voting of 22,500 of the FMR Shares. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(12)	Beneficial ownership (and other information in this footnote) is as of December 31, 2011, based on a Schedule 13G/A filed on February 10, 2012 with the SEC by BlackRock, Inc. BlackRock, Inc. beneficially owns 658,208 shares of class A common stock, for which it has sole voting power and sole dispositive power. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(13)	Beneficial ownership is as of March 9, 2012, based on information provided to the Company by The Vanguard Group, Inc. The Vanguard Group, Inc. beneficially owns 477,484 shares of class A common stock, for which it has sole voting power and sole dispositive power. Based on a Schedule 13G/A filed on February 10, 2012 with the SEC by the Vanguard Group, Inc. as of December 31, 2011, the address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(14)	Beneficial ownership (and other information in this footnote) is as of December 31, 2011, based on a Schedule 13G/A filed on February 6, 2012 with the SEC by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation, the general partner of Artisan Holdings (“Artisan Corp.”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC, the general partner of Artisan Partners (“Artisan Investments”), ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”), Andrew A. Ziegler, Carlene M. Ziegler, and Artisan Partners Funds, Inc. (“Artisan Funds”). Artisan Holdings, Artisan Corp., Artisan Partners, Artisan Investments, ZFIC, Andrew A. Ziegler, and Carlene M. Ziegler beneficially own 466,195 shares of class A common stock, for which each of the foregoing entities and persons shares voting power with respect to 445,871 shares and dispositive power with respect to 466,195 shares. The shares held by Artisan Partners include 308,071 shares held on behalf of Artisan Funds. The address of Artisan Holdings and affiliated entities is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(15)

Beneficial ownership (and other information in this footnote) is as of December 31, 2011, based on a Schedule 13G/A filed on February 13, 2012 with the SEC by Alydar Capital, LLC, Alydar Partners, LLC, John A. Murphy, Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P., Alysun QP Fund, L.P., Alydar Fund Limited, Alysheba Fund Limited, and Alysun Fund Limited. John A. Murphy is managing member of Alydar Capital, LLC and Alydar Partners, LLC. Alydar Capital, LLC is the general partner of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P. and Alysun QP Fund, L.P. Alydar Partners, LLC is the investment manager of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P., Alysun QP Fund, L.P., Alydar Fund Limited, Alysun Fund Limited and Alysheba Fund Limited. The foregoing entities and persons beneficially own 418,692 shares of class A common stock, for which each of the foregoing entities and persons shares voting power and dispositive power. The address of Alydar Partners, LLC and affiliated entities is 222 Berkeley Street, 17th Floor, Boston, MA 02116.

(16)	Shares of Common Stock held by the directors and executive officers as a group consist of 38,170 shares of class A common stock, options to purchase 427,846 shares of class A common stock that are exercisable on or within 60 days after March 9, 2012 and 2,281,125 shares of class B common stock (100.0% of the class B common stock outstanding), which shares are convertible into the same number of shares of class A common stock at any time at the option of the holder.

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers and their ages and positions as of April 9, 2012 are as follows:

Name	Age	Title
Michael J. Saylor	47	Chairman of the Board of Directors, President and Chief Executive Officer
Sanju K. Bansal	46	Vice Chairman, Executive Vice President and Chief Operating Officer
Jonathan F. Klein	45	Executive Vice President, Law & General Counsel
Douglas K. Thede	43	Executive Vice President, Finance & Chief Financial Officer
Donald W. Hunt	56	Executive Vice President, Worldwide Sales & Operations
Jeffrey A. Bedell	43	Executive Vice President, Technology & Chief Technology Officer
Bob Watts	44	Executive Vice President, Worldwide Professional Services

Set forth below is certain information regarding the professional experience of each of the above-named persons.

Michael J. Saylor has served as chief executive officer and chairman of the Board of Directors since founding MicroStrategy in November 1989, and as president from November 1989 to November 2000 and since January 2005. Prior to that, Mr. Saylor was employed by E.I. du Pont de Nemours & Company as a venture manager from 1988 to 1989 and by Federal Group, Inc. as a consultant from 1987 to 1988. Mr. Saylor received an S.B. in Aeronautics and Astronautics and an S.B. in Science, Technology and Society from the Massachusetts Institute of Technology.

Sanju K. Bansal has served as executive vice president and chief operating officer since 1993 and was previously vice president, consulting since joining MicroStrategy in 1990. Mr. Bansal has also served as secretary since August 1997. He has been a member of the Board of Directors of MicroStrategy since September 1997 and has served as vice chairman of the Board of Directors since November 2000. Prior to joining MicroStrategy, Mr. Bansal was a consultant at Booz Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. Mr. Bansal serves as a member of the board of directors of The Advisory Board Company, a research services company listed on the Nasdaq Global Select Market. He received an S.B. in Electrical Engineering from the Massachusetts Institute of Technology and an M.S. in Computer Science from The Johns Hopkins University.

Jonathan F. Klein has served as executive vice president, law & general counsel since December 2007, as vice president, law and general counsel from November 1998 to December 2007, and as corporate counsel from June 1997 to November 1998. From September 1993 to June 1997, Mr. Klein was an appellate litigator with the United States Department of Justice. Mr. Klein received a B.A. in Economics from Amherst College and a J.D. from Harvard Law School.

Douglas K. Thede has served as executive vice president, finance & chief financial officer and treasurer since September 2009, as interim chief financial officer from March 2009 to September 2009, as vice president, worldwide tax & treasurer from November 2008 to September 2009, as acting vice president, worldwide controller from March 2009 to June 2009 and as vice president, worldwide tax planning & compliance from the time he joined MicroStrategy in June 2008 to March 2009. Prior to joining MicroStrategy, Mr. Thede served as senior director, tax of Convergys Corporation, an S&P 500 company that provides relationship management solutions, from March 2005 to May 2008, and as senior tax manager at PricewaterhouseCoopers LLP from August 2003 to March 2005. Mr. Thede also served a total of twelve years with Cincinnati Bell Inc., Ernst & Young LLP and KPMG Peat Marwick from 1991 to 2003. Mr. Thede is a certified public accountant and received a B.S. in Business from Miami University.

Donald W. Hunt has served as executive vice president, worldwide sales & operations since April 2011. Prior to joining MicroStrategy, Mr. Hunt served as executive vice president, strategic accounts of Nuance

Corporation, a leading provider of speech and imaging solutions, from October 2006 to November 2010, and as senior vice president, worldwide sales at Macromedia, Inc., a software and digital media company that was acquired by Adobe Systems Incorporated in December 2005, from September 2004 to July 2006. Mr. Hunt also served a total of twenty two years with MatrixOne, Inc., Genesys Telecommunications Laboratories, Inc., Informix, Inc., Open Market, Inc., Sun MicroSystems, Inc., and Digital Equipment Corp. from 1981 to 2003. Mr. Hunt received a B.S. in Business from Salem State College.

Jeffrey A. Bedell has served as executive vice president, technology & chief technology officer since December 2007, as vice president, technology and chief technology officer from April 2006 to December 2007, as vice president and chief technology officer from April 2001 to April 2006, as vice president, platform technology from January 2000 to April 2001, as director of technology programs from October 1998 to January 2000 and as senior program manager from December 1992 to October 1998. Mr. Bedell received a B.A. in Religion from Dartmouth College.

Bob Watts has served as executive vice president, worldwide professional services since October 2009, and as vice president, worldwide consulting & education services from January 2008 to September 2009. Prior to joining MicroStrategy, Mr. Watts served a total of nine years with Parametric Technology Corporation (PTC), a product lifecycle management and enterprise content management solutions provider, where he held positions of increasing responsibility including senior vice president, global services from 2004 to 2007. Prior to joining PTC, Mr. Watts served as director—product development and configuration management for Texas Instruments’ Defense Systems division from 1995 to 1998. Mr. Watts also served as an aviation officer with the United States Army from 1990 to 1995. Mr. Watts received a B.S. in Electrical Engineering from the United States Military Academy at West Point and an M.S. in Business Organizational Management from the University of La Verne.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors proposes the election of the persons listed below as directors of the Company. Each current director of the Company has been nominated for re-election.

The persons named in the enclosed proxy will vote to elect as directors the eight nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Each director will be elected to hold office until the next annual meeting of stockholders (and until the election and qualification of his successor or his earlier death, resignation or removal).

Nominees

Set forth below, for each nominee, are his name and age, positions with the Company, principal occupation and business experience during at least the past five years, the year of commencement of his term as a director of the Company and the names of other public companies in which he currently holds directorships or has held directorships during the past five years. We have also presented information below regarding each nominee’s specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he should serve as a director.

Michael J. Saylor (47) has served as chief executive officer and chairman of the Board of Directors since founding MicroStrategy in November 1989, and as president from November 1989 to November 2000 and since January 2005. Prior to that, Mr. Saylor was employed by E.I. du Pont de Nemours & Company as a venture manager from 1988 to 1989 and by Federal Group, Inc. as a consultant from 1987 to 1988. Mr. Saylor received an S.B. in Aeronautics and Astronautics and an S.B. in Science, Technology and Society from the Massachusetts Institute of Technology. We believe that Mr. Saylor is well-suited to serve on our Board of Directors due to his position as our chief executive officer and his more than twenty years with the Company, including as its founder. In addition to his leadership expertise, Mr. Saylor is regarded as a technology visionary, and has deep knowledge of the Company’s history, strategy, technology and culture, as well as unique insight into the Company’s product development, marketing, finance and operations.

Sanju K. Bansal (46) has served as executive vice president and chief operating officer since 1993 and was previously vice president, consulting since joining MicroStrategy in 1990. Mr. Bansal has also served as secretary since August 1997. He has been a member of the Board of Directors of MicroStrategy since September 1997 and has served as vice chairman of the Board of Directors since November 2000. Prior to joining MicroStrategy, Mr. Bansal was a consultant at Booz Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. Mr. Bansal serves as a member of the board of directors of The Advisory Board Company, a research services company listed on the Nasdaq Global Select Market. He received an S.B. in Electrical Engineering from the Massachusetts Institute of Technology and an M.S. in Computer Science from The Johns Hopkins University. We believe that Mr. Bansal is well-suited to serve on our Board of Directors due to his position as our executive vice president and chief operating officer and his more than twenty years with the Company, including as a co-founder. In addition to his operational expertise, Mr. Bansal provides historical Company knowledge and continuity to the Board of Directors.

Matthew W. Calkins (39) has been a member of the Board of Directors of MicroStrategy since November 2004. In 1999, Mr. Calkins founded Appian Corporation, a privately-held business process management software company, where he has served as president and chief executive officer since its founding. Mr. Calkins received a B.A. in Economics from Dartmouth College. We believe that Mr. Calkins is well-suited to serve on our Board of Directors due to his experience in the software and services fields as a company founder and chief executive officer, which enables him to provide our Board of Directors with insight into key industry issues and trends and perspective regarding senior business leadership and operational matters.

Robert H. Epstein (59) has been a member of the Board of Directors of MicroStrategy since January 2006. Mr. Epstein is currently president and chief executive officer of Takeda Lace, Inc., a company that provides consulting services on all aspects of the textile business and has also engaged in trading and distribution for various Asian textile manufacturing firms. From May 2002 to October 2007, Mr. Epstein was president and chief executive officer of Takeda Lace USA, Inc., the U.S. subsidiary of Japan-based textile manufacturer Takeda Lace Co., Ltd. From October 2001 to May 2002, Mr. Epstein pursued various business opportunities, including serving as a consultant for Warnaco Inc., an apparel manufacturer. From June 1978 to October 2001, Mr. Epstein served in various positions at textile manufacturer Liberty Fabrics of New York, Inc., concluding his tenure as division president and chief operating officer. Mr. Epstein received a B.S. in Psychology from Columbia University and did coursework at the Stern School of Business at New York University. We believe that Mr. Epstein is well-suited to serve on our Board of Directors due to his leadership and management expertise as a chief executive officer, and his international experience, particularly in the Asia Pacific region.

David W. LaRue, Ph.D. (61) has been a member of the Board of Directors of MicroStrategy since February 2006. Dr. LaRue was a member of the accounting faculty of the University of Virginia’s McIntire School of Commerce for twenty-five years prior to his retirement in May 2008. Dr. LaRue has published several technical and policy articles in prominent tax and accounting journals and has testified on tax policy issues before the Ways and Means Committee of the U.S. House of Representatives and the U.S. Treasury Department. Dr. LaRue currently serves as an independent consultant on matters involving tax, accounting, and financial issues. He has been recognized as an expert witness in accounting, taxation, finance, and/or economics by the U.S. Tax Court, the Federal Claims Court, and several Federal District Courts. We believe that Dr. LaRue is well-suited to serve on our Board of Directors due to his extensive accounting, finance, and tax experience, which provides the Board of Directors with important perspectives on financial matters.

Jarrod M. Patten (40) has been a member of the Board of Directors of MicroStrategy since November 2004. In 1996, Mr. Patten founded RRG and has served as the president and chief executive officer since inception. RRG is an independent international consulting firm specializing in the development and implementation of enterprise-wide cost control strategies that heighten operational controls, increase transparency, ensure cost compliance and extend cost accountability for RRG’s geographically diverse client base. Mr. Patten received a B.S. in Biology and a B.A. in Biological Anthropology and Anatomy from the Trinity College of Arts and Sciences at Duke University. We believe that Mr. Patten is well-suited to serve on our Board of Directors due to his leadership and management expertise as a chief executive officer, his international business, finance, and corporate compliance experience, and his extensive knowledge of cost and operational controls.

Carl J. Rickertsen (52) has been a member of the Board of Directors of MicroStrategy since October 2002. Mr. Rickertsen is currently managing partner of Pine Creek Partners, a private equity investment firm, a position he has held since January 2004. From January 1998 to January 2004, Mr. Rickertsen was chief operating officer and a partner at Thayer Capital Partners, a private equity investment firm. From September 1994 to January 1998, Mr. Rickertsen was a managing partner at Thayer. Mr. Rickertsen was a founding partner of three Thayer investment funds totaling over $1.4 billion and is a published author. Mr. Rickertsen serves as a member of the boards of directors of Apollo Senior Floating Rate Fund Inc., a closed-end management investment company investing primarily in a portfolio of senior secured floating rate loans, and Noranda Aluminum Holding Corporation, an integrated producer of value-added primary aluminum products and rolled aluminum coils. From April 2003 to January 2010, Mr. Rickersten was a member of the board of directors of Convera Corporation, a publicly-traded search-engine software company. From September 2004 to September 2008, Mr. Rickertsen was a member of the board of directors of UAP Holding Corp., a distributor of farm and agricultural products. Mr. Rickertsen received a B.S. from Stanford University and an M.B.A. from Harvard Business School. We believe that Mr. Rickertsen is well-suited to serve on our Board of Directors due to his finance and capital markets experience across various industries and his experience as an outside director of several public companies, which provides the Board of Directors with important perspectives on corporate governance matters.

Thomas P. Spahr (47) has been a member of the Board of Directors of MicroStrategy since January 2006. Mr. Spahr is currently president of Libra Ventures, LLC, a start-up web based applications design company, a position he has held since November 2004. Since February 2004, Mr. Spahr has also been serving as vice president, secretary, and vice president of business development for Jex Technologies, Inc., a technology company focusing on automating health care logistics. From June 2001 to February 2004, Mr. Spahr was an independent investor. From October 1996 to June 2001, Mr. Spahr served in various positions at MicroStrategy, concluding his tenure as vice president, information systems and chief information officer. Mr. Spahr received an S.B. in Aeronautics and Astronautics from the Massachusetts Institute of Technology. We believe that Mr. Spahr is well-suited to serve on our Board of Directors due to his technical expertise and information systems experience, his business leadership and operational experience, his knowledge of growth companies from his experience as a founder and investor in start-up companies, and his historical knowledge of the Company due to his prior positions with the Company as described above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED HEREIN FOR ELECTION AS DIRECTOR.

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Related Person Transactions Policy

We have adopted a formal written policy and procedure for the review, approval and ratification of related person transactions, as defined under the rules and regulations promulgated by the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). The policy covers any transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. For purposes of the policy, a related person is defined to be any of the following: a director, director nominee, or executive officer of the Company since the beginning of the Company’s last fiscal year; a beneficial owner of more than 5% of any class of the Company voting securities; a member of a foregoing person’s immediate family; and any entity in which one or more of the foregoing persons, individually or in the aggregate, has or had a greater than 10% ownership interest. The policy generally requires any proposed related person transaction to be reported to our General Counsel and reviewed and approved by the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) prior to effectiveness or consummation of the transaction, whenever practical. If the General Counsel determines that advance approval of a related person transaction is not practical under the circumstances, the Audit Committee must review the transaction and, in its discretion, may ratify the related person transaction at the next meeting of the Committee. For transactions arising between meetings of the Audit Committee, the Chair of the Audit Committee can approve the transaction, subject to ratification by the Audit Committee at the next meeting of the Audit Committee. If the General Counsel first learns of a related person transaction after such transaction has already taken place, the Audit Committee must review and, in its discretion, may ratify the related person transaction at its next meeting. Related person transactions involving compensation of executive officers also require the review and approval of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).

The Audit Committee may approve or ratify the related person transaction only if the Audit Committee determines that, under the circumstances, the transaction is in our best interests. The Audit Committee may impose conditions on the related person transaction as it deems appropriate. In making such determination, the Audit Committee reviews and considers the following, among other factors:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature is reviewed by the Audit Committee annually.

In addition to the procedures set forth in the policy, we have multiple processes for reporting conflicts of interests, including related person transactions, to the Audit Committee. Under our Code of Conduct, all employees are required to report any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the General Counsel or to the Audit Committee, as appropriate. We also annually distribute questionnaires to our executive officers and members of the Board of Directors requesting certain information regarding, among other things, their immediate family members, employment, and beneficial ownership interests, which information is then reviewed for any conflicts of interest under the Code of Conduct and for any related person transaction under the policy.

The following transaction occurred since the beginning of 2011 and could be considered a related person transaction that is required to be reported pursuant to rules or regulations promulgated by the Securities Exchange Act. The Audit Committee has approved or ratified this transaction.

Sale of Equity Interest in CVent, Inc.

In July 2011, CVent, Inc., a provider of online software for event management, web surveys, and event marketing (“CVent”) purchased approximately 1.7 million shares of CVent common stock from the Company for approximately $3.4 million. These shares represented less than 5% of the total outstanding equity interests of CVent as of the date of the transaction. The Company had acquired these shares in 2000 in exchange for licenses to MicroStrategy software. As of the date of the July 2011 transaction, Mr. Bansal, the Vice Chairman of the Board of Directors of the Company and the Company’s Executive Vice President and Chief Operating Officer, held approximately 10% of the total outstanding equity of CVent and was also a member of the board of directors of CVent.

Board of Directors

Our Board of Directors is currently comprised of Messrs. Saylor, Bansal, Calkins, Epstein, LaRue, Patten, Rickertsen, and Spahr. The Board of Directors met five times (including one telephonic meeting) during 2011. Each director who served on the Board of Directors during 2011 attended at least 75% of the aggregate number of meetings of the Board of Directors and its committees on which he served. The Board of Directors has determined that each of the non-employee directors of the Company (Messrs. Calkins, Epstein, LaRue, Patten, Rickertsen, and Spahr), who collectively constitute a majority of the Board, is an independent director as defined in Rule 5605(a)(2) of the Nasdaq Stock Market, Inc. (“Nasdaq”) Marketplace Rules.

In evaluating whether Mr. Spahr is an independent director as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules, the Board of Directors considered a minority investment by Mr. Spahr in a private company that is an original equipment manufacturer partner of MicroStrategy.

The independent members of the Board of Directors regularly meet in executive session without any employee directors or other members of management in attendance.

Audit Committee

The Board of Directors has established a standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act and adopted the Ninth Amended and Restated Audit Committee Charter, which is publicly available on the Corporate Governance section of our website, http://ir.microstrategy.com. The Audit Committee of the Board of Directors provides the opportunity for direct contact between our independent registered public accounting firm and the Board of Directors.

The Audit Committee is comprised of Dr. LaRue (Chairman), and Messrs. Calkins and Patten. The Audit Committee met seven times (including two telephonic meetings) during 2011. Each director who served on the Audit Committee during 2011 attended all of the meetings of the Audit Committee.

The Board of Directors has determined that each member of the Audit Committee meets the Nasdaq Marketplace Rules definition of an independent director for audit committee purposes, as well as the independence requirements of Rule 10A-3 under the Securities Exchange Act. The Board of Directors has

designated Dr. LaRue as an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K. Additional information regarding the Audit Committee and its functions and responsibilities is included in this Proxy Statement under the caption “Audit Committee Report.”

Compensation Committee

The Board of Directors has established a standing Compensation Committee and adopted a Second Amended and Restated Charter for the Compensation Committee which is publicly available on the Corporate Governance section of our website, http://ir.microstrategy.com. The Compensation Committee of the Board of Directors makes compensation decisions regarding our President and Chief Executive Officer and performs other functions related to compensation matters.

The Compensation Committee is comprised of Messrs. Rickertsen (Chairman) and Patten. The Compensation Committee held two telephonic meetings during 2011. Each member of the Compensation Committee attended both meetings of the Compensation Committee.

The Board of Directors has determined that each member of the Compensation Committee meets the Nasdaq Marketplace Rules definition of an independent director for compensation committee purposes. Each member of the Compensation Committee is also a non-employee director, as defined in Rule 16b-3 under the Securities Exchange Act, and an outside director under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Additional information regarding the Compensation Committee and its functions and responsibilities is included in this Proxy Statement under the captions “Compensation Discussion and Analysis” and “Compensation Committee Report.”

Controlled Company

We are a controlled company as defined in Rule 5615(c)(2) of the Nasdaq Marketplace Rules, because more than 50% of the voting power of the Company is controlled by our Chairman, President and Chief Executive Officer, Michael J. Saylor. Since we are a controlled company under the Nasdaq Marketplace Rules, the Board has determined that the Board, rather than a nominating committee, is the most appropriate body for identifying director candidates and selecting nominees to be presented at the Annual Meeting.

Board Leadership Structure

Mr. Saylor, our President and Chief Executive Officer, is also the Chairman of the Board. Our Board has determined that having the same individual hold both positions is appropriate for a controlled company, in the best interests of MicroStrategy and our stockholders, and consistent with good corporate governance for the following reasons:

•

Our Chief Executive Officer is more familiar with our business and strategy than an independent, non-employee Chairman would be and is thus better positioned to focus our Board’s agenda on the key issues facing our Company.

•	A single Chairman and Chief Executive Officer provides strong and consistent leadership for the Company, without risking overlap or conflict of roles.

•	Oversight of our Company is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chairman.

We do not have a lead independent director or a presiding director; however, the independent directors regularly meet in executive sessions of the Board. In light of our status as a controlled company, we believe that our Board structure provides an appropriate balance of management leadership and non-management oversight.

Oversight of Risk

Our Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our Board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our Board oversees risk management activities relating to business strategy, capital allocation, organizational structure, and certain operational risks; our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; and our Compensation Committee oversees risk management activities relating to the Company’s compensation policies and practices. In addition, since risk issues often overlap, committees from time to time can request that the full Board discuss particular risk issues.

Director Candidates

As noted above, we do not have a standing nominating committee and the functions of evaluating and selecting directors are performed by the Board of Directors as a whole. The Board will, from time to time, evaluate biographical information and background material relating to potential candidates and interview selected candidates. The Board does not currently have a charter or written policy with regard to the nomination process. We have not engaged a third party to assist us in identifying and evaluating the individuals nominated for election as directors at the Annual Meeting.

In considering whether to nominate any particular candidate for election to the Board, the Board uses various criteria to evaluate each candidate, including each candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest, and ability to act in the interests of our stockholders. The Board also considers whether a potential nominee would satisfy the Nasdaq Marketplace Rules definition of an independent director and the SEC’s definition of an audit committee financial expert. The Board does not set specific minimum qualifications or assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. Our Board does not have a formal policy with respect to diversity, but we believe that the backgrounds and qualifications of our directors, considered as a group, should reflect a diverse set of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities, and the Board takes such diversity into consideration in connection with prospective nominees.

We do not have a formal policy with regard to the consideration of director candidates recommended by our stockholders because of our status as a controlled company under Nasdaq Marketplace Rules. Stockholder recommendations relating to director nominees or otherwise may be submitted in accordance with the procedures set forth below under the caption “Stockholder Proposals.” Any stockholder nominations proposed for consideration should include the nominee’s name and qualifications. Any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. Stockholders may also send communications to the Board of Directors in accordance with the procedures set forth below under the caption “Communicating with the Board of Directors.”

Director Attendance at Annual Meeting of Stockholders

Although we do not have a policy with regard to Board members’ attendance at our Annual Meeting, all directors are encouraged to attend the Annual Meeting. Three of the eight members of the Board of Directors attended the 2011 Annual Meeting of Stockholders.

Communicating with the Board of Directors

Stockholders who wish to send communications to the Board may do so by writing to the Secretary of MicroStrategy, c/o MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder and must include the stockholder’s full name, address, and a telephone number. The name of any specific intended Board recipient should be noted in the communication. The Secretary will forward any such correspondence to the intended recipients; however, prior to forwarding any such correspondence, the Secretary or his designee will review such correspondence, and in his or her discretion, may not forward communications that relate to ordinary business affairs, communications that are primarily commercial in nature, personal grievances, or communications that relate to an improper or irrelevant topic or are otherwise inappropriate for the Board’s consideration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors, executive officers, and holders of more than 10% of our class A common stock to file with the SEC initial reports of ownership of our class A common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors, executive officers, and holders of 10% of our class A common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of copies of the reports furnished to us and representations made by our directors and executive officers regarding their filing obligations, all Section 16(a) filing requirements were satisfied with respect to 2011.

Code of Ethics

On March 5, 2004, the Board of Directors, through its Audit Committee, adopted a Code of Ethics that applies to MicroStrategy’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and such other personnel of MicroStrategy or its majority-owned subsidiaries as may be designated from time to time by the chairman of the Audit Committee. The Code of Ethics is publicly available on the Corporate Governance section of our website, http://ir.microstrategy.com. We intend to disclose any amendments to the Code of Ethics or any waiver from a provision of the Code of Ethics on the Corporate Governance section of our website, http://ir.microstrategy.com.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The six individuals who are identified in the Summary Compensation Table on page 29 consist of our five named executive officers and Jeffrey A. Bedell, our Executive Vice President, Technology & Chief Technology Officer. We refer to these individuals in our Compensation Discussion and Analysis as our executive officers. The goal of our compensation program for these executive officers is the same as our goal for operating the Company—to create long-term value for our stockholders. In furtherance of this goal, our executive compensation program is designed to recognize, reward, and provide incentives for exceptional individual performance and effective leadership by the executive officers, and superior financial and operating results of the Company, and to motivate and retain our executive officers. It is also designed to align our executive officers’ interests with those of our stockholders. These objectives serve as the basis for determining the overall compensation of each executive officer, considered in light of Company performance.

Compensation Objectives

Performance and Alignment

Each of our executive officers possesses skills, experience, and qualities that make him a unique and valuable member of the management team. The compensation for our executive officers reflects their abilities, superior management experience, continued high performance, and contribution to the leadership and management of their particular departments and the Company as a whole. We also seek to align the interests of our executive officers with those of our stockholders by evaluating executive performance on the basis of key financial metrics that we believe contribute to both short-term and long-term stockholder value. Key elements of our executive compensation program that were designed to achieve these objectives with respect to 2011 included:

•	a base salary that rewards overall performance and sets future expectations for performance;

•	a cash bonus that compensates Mr. Saylor, our Chairman of the Board, Chief Executive Officer and President, based on our diluted earnings per share for the fiscal year;

•

cash bonuses for Mr. Hunt, our Executive Vice President, Worldwide Sales & Operations, that are determined by measuring his performance on a quarterly and annual basis against specific, pre-established financial metrics;

•

incentives in the form of an annual cash bonus for each of Messrs. Bansal (our Vice Chairman of the Board, Executive Vice President and Chief Operating Officer), Klein (our Executive Vice President, Law & General Counsel), Thede (our Executive Vice President, Finance & Chief Financial Officer), and Bedell that is based on a subjective assessment of his performance using both quantitative and qualitative measures considered in light of our performance; and

•

longer-term incentives in the form of a cash bonus for each of Messrs. Bansal, Klein, Thede, Hunt, and Bedell under our Performance Incentive Plan, which authorizes both fixed dollar cash bonus awards and cash bonus awards based on a percentage of core operating income, consisting of the income from continuing operations before financing and other income and income taxes, of MicroStrategy’s consolidated core business intelligence business unit (“core operating income”). Core operating income is calculated by subtracting (i) the income (loss) from continuing operations before financing and other income and income taxes for our business unit(s) other than our business intelligence software and services business unit for the applicable period from (ii) our consolidated income (loss) from continuing operations before financing and other income and income taxes for such period. Cash bonus amounts pursuant to awards granted under the Performance Incentive Plan are generally payable only if the recipient remains employed by the Company for a period of three years following the end of the fiscal year in which the performance period occurs.

We have not granted equity awards in MicroStrategy stock since 2004. We believe that the value of stock option grants in MicroStrategy stock may be too dependent on general market conditions and other factors that may not necessarily correlate with the performance of our core business intelligence business and may create unnecessary dilution to our shareholders. Accordingly, although Messrs. Saylor and Bedell hold outstanding MicroStrategy stock options, we do not currently grant MicroStrategy stock options to the executive officers as part of their ongoing compensation arrangements. The last tranches of MicroStrategy stock options granted to our executive officers vested in 2008.

In the interest of continuing to motivate and retain our executive officers and other key employees, we implemented the Performance Incentive Plan in March 2010 in lieu of granting new MicroStrategy stock options. Bonus awards under the Performance Incentive Plan that are based on a percentage of the Company’s core operating income seek to align the efforts of executive officers as closely as practicable to our objectives of growing the size and profitability of our core business intelligence business. Fixed dollar bonus awards under the Performance Incentive Plan provide us with additional flexibility to make awards for individual performance, retention, or other purposes, subject to the various conditions of the Performance Incentive Plan, including the three-year continuous employment requirement. These longer-term incentive awards under the Performance Incentive Plan are generally granted in addition to discretionary and other cash bonus awards granted to executive officers. We believe that awards under the Performance Incentive Plan and our other cash bonus plans provide appropriate incentives to executives to increase shareholder value.

In addition, we have granted, and may in the future grant, options to purchase stock in our Angel.com subsidiary, which we established in the fall of 2008, to executive officers who devote a portion of their time to the affairs of Angel.com in order to provide them with a long-term incentive to increase the value of the Angel.com business for the benefit of MicroStrategy shareholders generally.

We also provide each of our executive officers with certain perquisites and other benefits that the Compensation Committee or CEO, as applicable, believes are reasonable and consistent with the objectives of our executive compensation program. Perquisites comprise a significant portion of our CEO’s compensation, principally as a result of transportation-related benefits and associated tax gross-up payments that are discussed below.

In determining executive compensation for 2012, the Compensation Committee and the CEO considered the stockholder support that the “Say-on-Pay” proposal received at our May 9, 2011 annual meeting of stockholders. Based on the results of this vote, we believe our compensation programs are effectively designed in light of our objectives and continue to be aligned with the interests of our stockholders, and have determined not to make significant changes to our compensation mix and other compensation policies.

Retention

Because of their experience and talents, our executives are often presented with other professional opportunities, including ones at potentially higher compensation levels. We attempt to retain our executives by providing a base salary and overall compensation package that is market competitive over time, and by making grants of longer-term incentive awards under the Performance Incentive Plan which are subject to a three-year continuous employment requirement.

Implementing Our Objectives

Role of the Compensation Committee and CEO

The Compensation Committee has the authority and responsibility to develop, adopt, and implement compensation arrangements for the CEO. The Board has delegated to the CEO the authority and responsibility to develop, adopt, and implement compensation arrangements for all executive officers other than the CEO. The CEO makes compensation determinations regarding other executive officers in periodic consultation with the Compensation Committee, consistent with the Nasdaq Marketplace Rules applicable to controlled companies, except with respect to certain executive officer compensation arrangements that we seek to qualify as performance-based compensation under Section 162(m), which arrangements are determined by the Compensation Committee. Such arrangements have included performance-based awards granted under the Performance Incentive Plan, and certain of Mr. Hunt’s 2012 bonus arrangements. Neither the Company nor the Compensation Committee has engaged a third-party compensation consultant to help determine or provide input regarding the determination of 2011 or 2012 compensation for the CEO or the other executive officers.

Determining Compensation

Our executive compensation decisions are based on a review of our performance and a subjective assessment of the executive officer’s performance during the year against financial and strategic goals, taking into account the scope of the executive officer’s responsibilities, his employment and compensation history with us, overall compensation arrangements and long-term potential to enhance stockholder value. Specific factors that may affect compensation decisions for the executive officers include:

•	key financial metrics such as revenue, operating profit, core operating income, earnings per share, and operating margins;

•	strategic objectives such as technological innovation, globalization, improvement in market position, and feedback from customers; and

•	operational goals for the Company or a particular business department, including improved deployment of resources and expansion.

We have adopted incentive cash bonus plans for Messrs. Saylor and Hunt that measure performance against specific, pre-established metrics on a quarterly or an annual basis because we believe that their responsibilities can be tied to specific Company-wide performance metrics. We generally do not adhere solely to formulas with respect to the bonus compensation of our other executive officers because we believe that more qualitative and subjective evaluations are necessary in determining their appropriate levels of compensation. In 2011, we adopted discretionary cash bonus plans for these other executive officers based on a subjective evaluation of their individual performance in the context of general economic and industry conditions and Company performance.

Since the last tranches of MicroStrategy stock options granted to executive officers vested in 2008 and we currently have determined not to grant additional MicroStrategy stock options to executive officers, we have granted cash bonus awards under the Performance Incentive Plan to our executive officers in lieu of MicroStrategy stock options in order to continue to motivate and retain them and to reward them for their individual performance and Company performance. The Compensation Committee and the CEO have granted percentage-based bonus awards and fixed dollar bonus awards, respectively, to executive officers as set forth in the table below (the “Performance Incentive Plan Awards Table”). Each award is subject to the three-year continuous employment requirement and other conditions of the Performance Incentive Plan that are described in more detail below.

	2009			2010			2011			2012
Executive Officer	Fixed Dollar Bonus Award	Percentage- Based Bonus Award	Bonus Amount Determined	Fixed Dollar Bonus Award	Percentage- Based Bonus Award	Bonus Amount Determined	Fixed Dollar Bonus Award	Percentage- Based Bonus Award	Bonus Amount Determined	Fixed Dollar Bonus Award	Percentage- Based Bonus Award
Sanju K. Bansal	$400,000	—	$400,000	—	0.4848%	$264,918	—	0.50%	$104,330	—	0.50%
Jonathan F. Klein	$550,000	—	$550,000	—	0.6667%	$364,318	—	0.66%	$137,715	—	0.66%
Douglas K. Thede	$350,000	—	$350,000	—	0.4242%	$231,804	—	0.66%	$137,715	—	0.66%
Donald W. Hunt*	N/A	N/A	N/A	N/A	N/A	N/A	$300,000	—	$300,000	—	0.75%
Jeffrey A. Bedell	$425,000	—	$425,000	—	0.5152%	$281,531	—	0.50%	$104,330	—	0.50%

Total	$1,725,000		$1,725,000		2.0909%	$1,142,571	$300,000	2.32%	$784,090		3.07%

*	Mr. Hunt commenced employment with the Company in April 2011.

In granting percentage-based bonus awards under the Performance Incentive Plan, the Compensation Committee, acting upon recommendations of the CEO, has made subjective evaluations of appropriate award amounts to help motivate and retain the applicable executive officers based on the individual performance of the applicable executive officers in the context of general economic and industry conditions and Company performance in the applicable prior year. These determinations have taken into account the scope of the executive officer’s responsibilities, his employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value.

In granting fixed dollar bonus awards under the Performance Incentive Plan, the CEO has made subjective determinations of appropriate award amounts to help motivate and retain the applicable executive officers. With respect to awards for 2009, the CEO’s determination was based on the same set of factors generally considered by the Compensation Committee in determining percentage-based bonus awards under the Performance Incentive Plan. With respect to Mr. Hunt’s fixed dollar bonus award for 2011, the CEO’s determination was based on the scope of Mr. Hunt’s responsibilities, his employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value.

We incorporate flexibility into our compensation program and in the assessment process to respond to and adjust for an evolving and dynamic business environment. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and to achieve our retention goals.

In establishing Mr. Saylor’s compensation arrangements in 2011, the Compensation Committee requested that management provide to the Committee information relating to the compensation provided to the chief executive officers of other enterprise software companies. In response to the Committee’s request, management selected 20 comparison companies with a market capitalization in the range of $1 billion to $4 billion from third party industry reports, and compiled chief executive officer compensation data from those companies’ publicly available SEC filings. The Compensation Committee considered this information in establishing Mr. Saylor’s 2011 compensation arrangements, without conducting formal benchmarking.

The Compensation Committee and the CEO do not conduct benchmarking in establishing compensation arrangements for any of the other executive officers, but instead establish compensation based on their respective subjective determinations of the scope of responsibilities placed on each executive officer, the executive officer’s unique leadership skills, management experience, and contributions, while also taking into account economic and industry conditions and Company performance. The Compensation Committee and the CEO do not assign relative weights to Company and individual performance in establishing these compensation arrangements, but instead make respective subjective determinations after considering such performances collectively.

No Employment or Severance Agreements

Our executive officers do not have employment, severance, or change-of-control agreements. Our CEO serves at the will of the Board and the other executive officers serve at the will of the Board and the CEO. This approach is consistent with our employment and compensation philosophy that relies significantly upon providing performance-based incentives and aligning the interests of executives with those of our stockholders.

Equity Ownership Guidelines

Mr. Saylor beneficially owns 377,846 shares of class A common stock and 2,011,668 shares of class B common stock, or 64.6% of the total voting power and 21.3% of the total equity interest in the Company as of March 9, 2012. Mr. Bansal beneficially owns 5,800 shares of class A common stock and 269,457 shares of class B common stock, or 8.6% of the total voting power and 2.5% of the total equity interest in the Company as of March 9, 2012. Accordingly, given the significant equity stakes already held by Messrs. Saylor and Bansal, we do not believe that any equity ownership guidelines would be meaningful.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation over $1 million paid to its chief executive officer and its other officers (other than the chief financial officer) whose compensation is required to be disclosed to the company’s stockholders under the Securities Exchange Act for being among the most highly compensated officers. However, qualified performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee and the CEO take into account, to the extent they believe appropriate, the limitations on the deductibility of executive compensation imposed by Section 162(m) in determining compensation levels and practices applicable to the executive officers. The Compensation Committee and CEO believe that there may be circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Elements Used to Achieve Compensation Objectives

The principal elements of our compensation program for Mr. Saylor are a base salary, an incentive cash bonus plan based on our diluted earnings per share during the fiscal year, and perquisites consisting principally of transportation-related benefits and associated tax-gross up payments. The principal elements of our compensation program for Mr. Hunt are a base salary, incentive cash bonuses determined by measuring his performance on a quarterly and annual basis against specific, pre-established financial metrics, a one-time reporting bonus in April 2011, a fixed dollar bonus award under the Performance Incentive Plan with respect to 2011, and a bonus award under the Performance Incentive Plan with respect to 2012 based on a percentage of core operating income with respect to 2012. The principal elements of our compensation program for Messrs. Bansal, Klein, Thede, and Bedell are a base salary, a discretionary cash bonus, a fixed dollar bonus award under the Performance Incentive Plan with respect to 2009, and bonus awards under the Performance Incentive Plan with respect to 2010, 2011, and 2012 based on percentages of core operating income with respect to 2010, 2011, and 2012, respectively. We also provide each of our executive officers with certain perquisites and other benefits that the Compensation Committee or CEO, as applicable, believes are reasonable and consistent with the objectives of our executive compensation program. Each of these compensation elements satisfies one or more of our performance, alignment, and retention objectives, as described more fully below.

We combine the compensation elements for each executive officer in a manner we believe is consistent with the executive officer’s contributions to the Company and serves certain other Company objectives described below. Although we do not currently grant equity compensation in MicroStrategy stock to executive officers, we believe that our executive compensation program nevertheless promotes long-term value to stockholders by providing a stable management team and rewarding financial and operational results that are expected to contribute toward long-term stockholder value.

Base Salary

We provide cash compensation in the form of base salary to attract and retain talented executives by recognizing the scope of responsibilities placed on each executive officer and rewarding each executive officer for his unique leadership skills, management experience, and contributions. We also take into consideration economic and industry conditions and Company performance. We do not assign relative weights to Company and individual performance, but instead make a subjective determination after measuring such performances collectively. A competitive base salary is an important component of compensation as it provides a degree of financial stability for our executive officers.

Cash Bonuses

Our cash bonus compensation is designed to reward achievement of strategic and financial goals that support our objective of enhancing stockholder value and to motivate executives to achieve superior performance in their areas of responsibility. We have not made grants of equity compensation in MicroStrategy stock to executive officers since 2004. Accordingly, our cash bonus compensation program is the main vehicle for providing performance-based compensation to executives. We consider various factors in determining the form and structure of the cash bonus plan that is most appropriate for rewarding and motivating the individual executive officer.

Saylor Cash Bonus Plan

Our CEO is responsible for the business as a whole, and therefore, the Compensation Committee believes that basing the CEO’s incentive cash bonus on diluted earnings per share, a Company-wide financial metric, provides the appropriate incentive for his performance. We believe that establishing diluted earnings per share as a performance metric best aligns our CEO’s interests with those of our stockholders because increases in diluted earnings per share directly increase the overall value of the Company to stockholders.

In March 2011, the Compensation Committee established a plan for determining the eligible bonus amount with respect to Mr. Saylor’s performance for 2011 using the following graduated rates based on our achievement of specified levels of diluted earnings per share (DEPS), up to a maximum potential bonus payment of $4,800,000, subject to the Compensation Committee’s discretion to award a cash bonus amount lower than the amount calculated using the formula:

•	$400,000 per dollar of DEPS for the first dollar of DEPS, plus

•	$500,000 per dollar of DEPS for the second dollar of DEPS, plus

•	$600,000 per dollar of DEPS for each dollar of DEPS over $2.00.

The Compensation Committee adopted these graduated rates to provide additional incentive to the CEO to seek to achieve superior Company performance within a challenging macroeconomic environment.

In March 2012, the Compensation Committee established a plan for determining the eligible bonus amount with respect to Mr. Saylor’s performance for 2012 that uses the same formula as was used for 2011. The maximum cash bonus amount for 2012 is set at $4,800,000, which is the same as the maximum amount that the Compensation Committee set for 2011. The 2012 bonus formula also retains as a feature the Compensation Committee’s discretion to award a cash bonus amount lower than the amount calculated using the bonus formula. The Compensation Committee believes that maintaining a simple formula derived from our diluted earnings per share provides a transparent and readily understandable basis for providing performance-based compensation.

Hunt Cash Bonus Plan

In establishing a 2011 cash bonus plan for Mr. Hunt, the CEO considered Mr. Hunt’s responsibility for managing the worldwide sales and sales operations of our core business intelligence business and his potential to contribute to the revenue growth of our Angel.com subsidiary following the commencement of Mr. Hunt’s employment with the Company in April 2011. Since Mr. Hunt has direct responsibility for business activities that generate revenue from worldwide sales of our product licenses, support, and other services, and has the ability to impact Angel.com revenues, his 2011 bonus plan was designed to reward him for specific achievements in these areas. The financial metrics used in this plan, however, excluded Angel.com sales and marketing expenses, which are expenses over which Mr. Hunt does not have direct oversight. Under Mr. Hunt’s bonus plan for 2011, he was eligible to receive:

•

for each of the second, third, and fourth quarters of 2011, a quarterly cash bonus award determined by multiplying 1% by the following dollar amount: ((1) our gross profit minus (2) sales and marking expenses for our core BI business minus (3) $20 million); and

•	an annual cash bonus award determined by multiplying 0.75% by the increase in the value of our maintenance contracts worldwide between the end of 2010 and the end of 2011.

The increase in the value of our maintenance contracts worldwide is calculated by subtracting (i) the annualized value of all maintenance contracts in effect on December 31, 2010 (the “Beginning Value”) from (ii) the annualized value of all maintenance contracts in effect on December 31, 2011 (the “Ending Value”). The Beginning Value and Ending Value are calculated by annualizing the total amount owed under the applicable maintenance contracts using a constant foreign exchange rate. For example:

•

If a new one-year maintenance contract was entered into on December 31, 2010 and was renewed for another year on December 31, 2011, the total amount owed under this contract would be included in both the Beginning Value and the Ending Value, using the same foreign exchange rate for calculating the Beginning Value and the Ending Value.

•

If a new one-year maintenance contract was entered into on December 31, 2010, expired on December 30, 2011 and was not renewed, the total amount owed under this contract would be included in the Beginning Value, but no amount owed under this contract would be included in the Ending Value.

•

If a new three-year maintenance contract was entered into on July 1, 2011 and the contract remained in effect on December 31, 2011, no amount owed under this contract would be included in the Beginning Value, but one third of the total amount owed under this contract would be included in the Ending Value.

Although Mr. Hunt did not join the Company until April 2011, the annual cash bonus award under his 2011 plan is based on the increase in the value of our maintenance contracts worldwide between the end of 2010 and the end of 2011 to avoid the effect of seasonal variations on the value of our maintenance contracts worldwide and to align the timing of compensation determinations regarding Mr. Hunt with the Company’s December 31 fiscal year end.

Discretionary Cash Bonuses

The compensation of Messrs. Bansal, Klein, Thede, and Bedell in 2011 included discretionary cash bonus arrangements based on the CEO’s subjective evaluation of their individual performance in the context of general economic and industry conditions and Company performance. In evaluating the individual’s performance and determining the bonus amount, the CEO takes into consideration the achievement of various strategic and financial objectives by each of these executives and the target bonus amount that was previously established. In setting target bonus amounts, the CEO considers his expectations for the business department headed by each executive officer and the executives’ potential for achieving the expectations. We believe that a discretionary cash bonus arrangement is an appropriate mechanism for rewarding and motivating Messrs. Bansal, Klein, Thede, and Bedell because each of these executives is responsible for, among other things, strategic objectives that cannot always be measured by traditional financial metrics. These strategic objectives include managing and building department infrastructure, hiring key personnel to support our domestic and international operations, supporting our worldwide sales and services activities and new product initiatives, and developing corporate policies, controls, and procedures.

Performance Incentive Plan

In March 2010, the Compensation Committee adopted the Performance Incentive Plan for employees of the Company and any entities in which the Company may, from time to time, own a direct or indirect controlling interest. Under the Performance Incentive Plan, two types of cash bonus awards may be granted to participants: (i) a fixed dollar amount determined at the time of grant, and (ii) an amount calculated as a percentage of the Company’s core operating income with respect to a particular performance period (generally a fiscal year), in each case subject to reduction at the discretion of the administrator of the award for a specified amount of time following the applicable performance period. The Compensation Committee has the authority to grant and administer awards under the Performance Incentive Plan that we intend to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and to grant and administer awards to the CEO. The CEO has the authority to grant and administer other awards under the Performance Incentive Plan.

To encourage retention of award recipients, payment of any bonus amount determined under the Performance Incentive Plan with respect to a given performance period generally will occur within 31 days after the third anniversary of the end of the fiscal year in which the performance period occurs, subject to the award recipient being continuously employed during such three-year period and other terms and conditions of the Performance Incentive Plan. The total amount paid under the Performance Incentive Plan to any individual award recipient may not exceed $1,500,000 in any fiscal year.

If an award recipient dies, becomes disabled, or retires in a circumstance that would constitute a qualifying retirement under the Performance Incentive Plan before the completion of the performance period of the award, the award recipient would be eligible to receive a pro rata portion of the cash bonus amount pertaining to the award based on the number of months of the award recipient’s employment with respect to such performance period (rounded down to the nearest whole month). If such an event occurs after the completion of the performance period of the award, but prior to the payment date of the award, the award recipient would be eligible to receive the full bonus amount pertaining to the award. In either case, payment of the bonus amount would occur on the applicable payment date of such award.

Bonus amounts may be reduced or recouped by us, in whole or in part, in the event the award administrator determines that the award recipient has engaged in fraud or misconduct. The award administrator may also reduce a bonus amount payable to a recipient, in whole or in part, if we experience a financial restatement and a previously determined bonus amount payable under an award is greater than it would be if such amount were determined based on the restated financial statement.

In April 2010, our CEO granted fixed dollar bonus awards to Messrs. Bansal, Klein, Thede, and Bedell under the Performance Incentive Plan in order to continue to motivate and retain them and to reward them for their individual performance and Company performance in 2009. The CEO made a subjective determination that an amount cumulatively representing approximately 2% of the Company’s core operating income for 2009 was an appropriate amount that would help motivate and retain these executive officers. Considering this cumulative amount, the CEO determined individual award amounts based on his subjective evaluation of the individual performance of each officer in the context of general economic and industry conditions and Company performance, taking into account the scope of the executive’s responsibilities, his employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value. The individual award amounts are set forth in the Performance Incentive Plan Awards Table.

In March 2010, the Compensation Committee, acting upon the recommendation of the CEO, and based on the Committee’s subjective evaluation of the same set of factors considered by the CEO in determining the Performance Incentive Plan awards with respect to 2009, granted to Messrs. Bansal, Klein, Thede, and Bedell awards under the Performance Incentive Plan with respect to 2010. These four awards provide for a bonus based on a percentage of the Company’s core operating income for 2010 and cumulatively represent approximately 2% of the Company’s core operating income for 2010. The individual award amounts are set forth in the Performance Incentive Plan Awards Table.

In March 2011, the Compensation Committee, acting upon the recommendation of the CEO, and based on the Committee’s subjective evaluation of the same set of factors considered by the Committee in determining the Performance Incentive Plan awards with respect to 2010, granted to Messrs. Bansal, Klein, Thede, and Bedell awards under the Performance Incentive Plan with respect to 2011. These four awards provide for a bonus based on a percentage of the Company’s core operating income for 2011 and cumulatively represent approximately 2% of the Company’s core operating income for 2011. The individual award amounts are set forth in the Performance Incentive Plan Awards Table.

In April 2011, the CEO granted to Mr. Hunt a $300,000 fixed dollar bonus award under the Performance Incentive Plan with respect to 2011, based on the CEO’s subjective evaluation of an appropriate amount that would help motivate and retain Mr. Hunt, taking into account Mr. Hunt’s scope of responsibilities, his overall compensation arrangements, and his long-term potential to enhance stockholder value.

In March 2012, the Compensation Committee, acting upon the recommendation of the CEO, and based on the Committee’s subjective evaluation of the same set of factors considered by the Committee in determining the Performance Incentive Plan awards with respect to 2011, granted to Messrs. Bansal, Klein, Thede, Hunt, and Bedell awards under the Performance Incentive Plan with respect to 2012. These five awards provide for a bonus based on a percentage of the Company’s core operating income for 2012, and cumulatively represent approximately 3% of the Company’s core operating income for 2012. The individual award amounts are set forth in the Performance Incentive Plan Awards Table.

Each bonus award granted under the Performance Incentive Plan is subject to the three-year continuous employment requirement and other conditions of the Performance Incentive Plan described in more detail above.

Stock Options

We currently have determined not to grant MicroStrategy stock options to our executive officers as part of their ongoing compensation arrangements, and no executive officer has received a grant of MicroStrategy stock options since 2004. As of March 9, 2012, Messrs. Saylor and Bedell held outstanding MicroStrategy stock options that were granted in prior years, the last tranches of which vested in 2008. We have granted, and may in the future grant, options to purchase stock in Angel.com Incorporated, a subsidiary of MicroStrategy Incorporated, to executive officers who devote a portion of their time to the affairs of Angel.com. Messrs. Klein and Thede currently hold unvested options to purchase shares of the class A common stock of Angel.com.

Perquisites and Other Personal Benefits

We provide executive officers with perquisites and other personal benefits that the Compensation Committee and the CEO believe are reasonable and consistent with our overall compensation program. We believe that the relatively low cost of these benefits to us is a reasonable use of our resources. These benefits:

•

allow our executives to participate in important Company meetings and other events for which the Company’s payment of the expenses of such executives and their guests may result in imputed compensation to such executives for tax purposes;

•

allow our executives to maintain appropriate levels of visibility and activity in business, professional and social circles that may benefit our business, as well as enjoying time with friends and family;

•	allow our executives to make more productive and efficient use of their time for Company business and enhance their personal security during personal travel;

•

allow our executives to be in communication with the Company and available to quickly respond to time-sensitive Company matters during personal travel in an environment that allows for confidential communications regarding Company business; and

•	enhance our ability to retain our executive officers.

We pay our executive officers’ monthly dues at a private club that offers dining services and hosts business, professional, and social community events.

We provide individual disability insurance policies to Messrs. Saylor, Bansal, Klein, Thede, and Bedell as a supplement to the group disability insurance that is available to most Company employees and pay the premiums with respect to these supplemental policies.

During 2011, we leased a fractional interest in a Gulfstream Aerospace 450 through a fractional interest program operated by NetJets International, Inc. (“NetJets”). The fractional interest included certain rights to use the Gulfstream Aerospace 450 as well as other aircraft operated by NetJets and expired on June 30, 2011 (the “G450 Interest”). Following the expiration of our lease with respect to the G450 Interest, we leased a fractional interest in a Gulfstream IV-SP through a fractional interest program operated by NetJets. The fractional interest includes certain rights to use the Gulfstream IV-SP as well as other aircraft operated by NetJets (the “G4 Interest”). We refer to the G450 Interest and the G4 Interest collectively as the “NetJets Aircraft”. We also own a Bombardier Global Express XRS aircraft which has been out of service since February 2010 due to damage it sustained when the hangar that the Company used at Dulles International Airport to house the aircraft collapsed during snowfall in the Washington, DC area. This aircraft is expected to return to service in the second quarter of 2012. We refer to the NetJets Aircraft and the Bombardier Global Express XRS, collectively with additional aircraft that the Company may lease or charter, as “Company Aircraft”. We permit personal use of Company Aircraft by Mr. Saylor and, to the extent approved by Mr. Saylor, other executive officers and employees of the Company, when the applicable Company Aircraft is not being used exclusively for business use. We have established various restrictions on the personal use of Company Aircraft, including the restriction that personal use by Mr. Saylor and any other director or employee of the Company may not exceed, in the aggregate, 200 flight hours in any fiscal year. Personal use of Company Aircraft may result in imputed compensation to participating individuals for tax purposes.

We allow executive officers to make personal use of tickets to sporting, charity, dining, entertainment, or similar events as well as use of corporate suites, club memberships or similar facilities that we may acquire, which we refer to as the Corporate Development Programs. Personal use of the Corporate Development Programs may result in imputed compensation to participating individuals for tax purposes.

From time to time, our Board of Directors may hold meetings and other related activities in various locations. We pay for specified travel, lodging, food, beverage, entertainment, and related expenses on behalf of the participants and their guests. Participation in these activities may result in imputed compensation to participating individuals for tax purposes.

We sponsor an annual trip and related events for sales and service personnel who have met specified performance criteria. We believe that participation by Messrs. Saylor, Bansal, and Hunt in these events is important and beneficial to us because it strengthens their relationship with key sales and services personnel. Accordingly, we have authorized Messrs. Saylor, Bansal, and Hunt, as well as their guests, to attend these events. We pay for specified travel, lodging, food, beverage, entertainment and related expenses on behalf of the participants. Participation in these events may result in imputed compensation to participating individuals for tax purposes. We have established a policy that the compensation imputed to Mr. Saylor as a result of this perquisite may not exceed $30,000 in any fiscal year.

In addition, we may hold, host, or otherwise arrange events, outings, or other similar entertainment functions at which Messrs. Saylor and Bansal are permitted to entertain personal guests. We have established a policy that the aggregate incremental cost to us of such entertainment activities (to the extent that they are not Corporate Development Programs) attributable to each of Messrs. Saylor and Bansal, including all associated tax gross-up payments, may not exceed $75,000 in any fiscal year.

The Company may also request that Company personnel participate in conferences, symposia, and other similar events or activities relating to the Company’s business for which the Company’s payment of the expenses of Company participants and Company participants’ guests may be deemed compensation to Company participants.

We also make available to Mr. Saylor, as CEO, perquisites that are not generally available to other executive officers:

•

We provide Company-owned vehicles and a driver to Mr. Saylor. In addition to business use, we have authorized Mr. Saylor to make personal use of the Company-owned vehicles and related driving services when such vehicles are not being used exclusively for business purposes. Such arrangements enable Mr. Saylor to make more productive and efficient use of his time for Company business during personal travel, enhance his personal security and help to preserve Company confidentiality by limiting his use of public transportation such as taxis and limousine rental services.

•

For the same reasons that we have authorized Mr. Saylor to make personal use of Company-owned vehicles and related driving services, we permit him to acquire the services of one or more drivers for vehicles other than Company-owned vehicles for personal use. We have established a policy that the aggregate compensation to Mr. Saylor and any other director or employee of the Company as a result of personal use of such alternative car services, including all associated tax gross-up payments, together may not exceed $150,000 in any fiscal year.

•

We also sublease, at no rental cost, a standard office space at our current headquarters building to Aeromar Management Company, LLC, which is a company wholly owned by Mr. Saylor and through which Mr. Saylor conducts personal business activities.

To the extent that personal use of the Company assets identified above or participation in the events and activities described above is deemed compensation to an executive officer for income tax purposes, the Company pays to (or withholds and pays to the appropriate taxing authority on behalf of) such executive officer a “tax gross-up” in cash, which would approximate the amount of the individual’s (i) federal and state income and payroll taxes on the taxable income associated with such participation or personal use plus (ii) federal and state income and payroll taxes on the taxes that the individual may incur as a result of the payment of taxes by the Company, subject to the aggregate amount limitations described above, as applicable.

The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the CEO and may adjust, add, or eliminate certain perquisites or benefits. The Compensation Committee believes that such perquisites and personal benefits are useful in motivating and retaining Mr. Saylor by allowing him to devote additional time to business matters and facilitating his participation in professional and social events that may help develop our business. Similarly, the CEO periodically reviews the levels of perquisites and other personal benefits provided to the other executive officers and may adjust, add, or eliminate certain perquisites or benefits.

Determining Compensation

We generally establish in the first quarter of each fiscal year performance-based bonus plans. Determinations regarding adjustments to base salary and to bonus targets are generally made in the second quarter of the fiscal year to the extent not established in the first quarter. Determinations regarding the actual payment of bonuses are generally made in the first quarter following the applicable performance period.

Base Salary

In 2011 and 2012, the Compensation Committee considered our CEO’s annual base salary and, in light of continued weakness in macroeconomic conditions and taking into consideration all other material elements of Mr. Saylor’s compensation arrangements, determined to leave Mr. Saylor’s base salary of $875,000 unchanged.

In 2011, the CEO adjusted the annual base salaries of Messrs. Bansal, Klein, Thede, and Bedell and established a base salary for Mr. Hunt as follows:

	Previous Annual Base Salary ($)	Adjusted Annual Base Salary ($)	Effective Date
Sanju K. Bansal	400,000	500,000	January 1, 2011
Jonathan F. Klein	550,000	650,000	January 1, 2011
Douglas K. Thede	400,000	500,000	January 1, 2011
Donald W. Hunt	N/A	700,000	April 1, 2011
Jeffrey A. Bedell	400,000	500,000	January 1, 2011

In making these determinations, the CEO made subjective determinations that these increases in base salary for Messrs. Bansal, Klein, Thede, and Bedell and the amount of Mr. Hunt’s base salary were appropriate, and in so doing considered the following general factors:

•	Company performance over the prior several quarters and motivation for continued growth in the future;

•	job responsibilities of each executive as we continue to expand our business worldwide, implement new product initiatives, and adjust our strategic plan for an evolving business environment; and

•	the competitive market for talented managers with experience and expertise in the business intelligence and software technology fields.

The CEO considered each executive officer’s strengths and abilities in such officer’s respective fields, scope of responsibilities, employment and compensation history, and such officer’s future potential. Each position is unique, not only in function but also in terms of the market norms for compensation and the pool of potential executives that may be available to fill that particular role. Given these unique conditions, determinations regarding base salaries are unique to each executive officer and do not necessarily reflect any comparative judgments. With respect to each of the executive officers other than himself and Mr. Hunt, the CEO also conducted a subjective assessment of the executive’s individual performance, as measured against various objectives as described above.

Cash Bonuses

On March 5, 2012, the Compensation Committee of the Board of Directors determined a cash bonus award to Mr. Saylor in the amount of $710,000 with respect to his performance during the 2011 fiscal year in accordance with the 2011 Saylor bonus plan. The 2011 Saylor bonus plan is based on the Company’s diluted earnings per share using graduated rates based on the Company’s achievement of specified levels of earnings, as was the case with Mr. Saylor’s bonus plan for the 2009 and 2010 fiscal years. Since the Company’s diluted earnings per share in 2011 were significantly lower than in 2010, the bonus paid to Mr. Saylor for 2011 was significantly lower than the bonus paid to him for 2010, consistent with the design of the 2011 Saylor bonus plan and the Compensation Committee’s philosophy in establishing the 2011 Saylor bonus plan. The Compensation Committee did not exercise its discretion to award a cash bonus amount lower than the amount calculated using the formula set forth in the 2011 Saylor bonus plan since the amount derived from the formula was consistent with the Compensation Committee’s assessment of Mr. Saylor’s strong overall performance, the Company’s strong revenue growth, and continued progress with respect to the Company’s mobile and social intelligence initiatives.

Cash bonus awards were made to Mr. Hunt in accordance with his 2011 bonus plan. Mr. Hunt received an aggregate amount of $1,069,592 under this plan, which consisted of (i) $883,335 in quarterly bonus awards which constituted 1% of the amount by which Mr. Hunt’s “field margin” for each of the second, third, and fourth quarters of 2011 exceeded $20 million, and (ii) a $186,257 annual bonus award which constituted 0.75% of the increase in the annualized value of our maintenance contracts worldwide between the end of 2010 and the end of 2011. The bonuses paid to Mr. Hunt were consistent with the design of the 2011 Hunt bonus plan and the CEO’s philosophy in establishing the 2011 Hunt bonus plan.

Mr. Hunt’s quarterly “field margin” is calculated by subtracting sales and marking expenses, excluding Angel.com sales and marketing expenses, from our gross profit on a worldwide basis. The following table sets forth the calculation of Mr. Hunt’s field margin for each of the second, third, and fourth quarters of 2011.

Quarter Ended	Consolidated Gross Profit		Consolidated Sales and Marketing Expenses		Non-Core Sales and Marketing Expenses		Budget Amount		Field Margin in Excess of Budget Amount
June 30, 2011	$103,608,000	-	$60,942,000	-	$(3,135,000)	-	$20,000,000	=	$25,801,000
September 30, 2011	$105,040,000	-	$61,451,000	-	$(2,957,000)	-	$20,000,000	=	$26,546,000
December 31, 2011:	$122,614,000	-	$69,125,000	-	$(2,497,000)	-	$20,000,000	=	$35,986,000
Total Field Margin in excess of Budget Amount for Q2, Q3, and Q4 2011									$88,333,000

After multiplying Mr. Hunt’s field margin in excess of $20 million for the second, third, and fourth quarters of 2011 by 1% pursuant to Mr. Hunt’s 2011 bonus plan, the Company paid Mr. Hunt the following associated quarterly bonus awards:

Quarter Ended	Quarterly Bonus Award
June 30, 2011	$258,012
September 30, 2011	$265,463
December 31, 2011	$359,860

Total Quarterly Bonus Awards:	$883,335

The portion of Mr. Hunt’s aggregate bonus attributable to the increase in annualized value of our maintenance contracts was determined by subtracting (i) $209,441,686, the annualized value of maintenance contracts in effect on December 31, 2010, from (ii) $234,275,996, the annualized value of maintenance contracts in effect on December 31, 2011, resulting in an increase in the annualized value of maintenance contracts of $24,834,310, and then multiplying this result by 0.75%, yielding a total bonus relating to the increase in the annualized value of maintenance contracts of $186,257.

The CEO used a subjective evaluation process, considering our overall performance and achievement of strategic objectives, as discussed earlier, in establishing discretionary bonus awards for Messrs. Bansal, Klein, Thede, and Bedell for 2011. For example, the CEO considered that in 2011 we achieved growth in total revenues, enhanced our global capacity by adding talented employees to support our increased customer base and the increasing levels of sophistication in our customers’ business intelligence needs and applications, and made continued progress in our mobile and social intelligence initiatives. The CEO also considered the contribution of each executive officer to our overall performance and achievement of strategic objectives. As a result of this subjective evaluation process, on February 17, 2012, the CEO determined a cash bonus award with respect to performance in 2011 of $450,000 to Mr. Bansal, $765,000 to Mr. Klein, $450,000 to Mr. Thede, and $450,000 to Mr. Bedell.

In March 2011, the Compensation Committee, acting upon the recommendation of the CEO, and based on the Committee’s subjective evaluation of motivation and retention objectives and individual performance in the context of general economic and industry conditions and Company performance in 2010, taking into account the scope of the executive’s responsibilities, his employment and compensation history with the Company, overall compensation arrangements and long-term potential to enhance stockholder value, as discussed earlier, granted to Messrs. Bansal, Klein, Thede, and Bedell awards under the Performance Incentive Plan with respect to 2011 based on a percentage of the Company’s core operating income for 2011, as set forth in the Performance Incentive Plan Awards Table. On March 5, 2012, the Compensation Committee determined bonus amounts pursuant to these awards as set forth in the Performance Incentive Plan Awards Table.

In addition, in April 2011, the CEO granted to Mr. Hunt a fixed dollar bonus award under the Performance Incentive Plan with respect to 2011, as set forth in the Performance Incentive Plan Awards Table, based on the CEO’s subjective evaluation of an appropriate amount that would help motivate and retain Mr. Hunt, taking into account Mr. Hunt’s scope of responsibilities, his overall compensation arrangements, and long-term potential to enhance stockholder value. On February 17, 2012, the CEO determined a bonus amount pursuant to this award as set forth in the Performance Incentive Plan Awards Table.

Each bonus award granted under the Performance Incentive Plan is subject to the three-year continuous employment requirement and other conditions of the Performance Incentive Plan described above.

In April 2011, Mr. Hunt earned a one-time reporting bonus of $150,000 in connection with the start of his employment at the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

By the Compensation Committee of the Board of Directors of MicroStrategy Incorporated.

Carl J. Rickertsen

Jarrod M. Patten

Executive Officer Compensation

The compensation information set forth below relates to compensation paid by us to our chief executive officer, our chief financial officer, and our four other most highly compensated executive officers who were serving as executive officers as of December 31, 2011. We refer to these individuals in this section as our executive officers.

Summary Compensation Table

The table below sets forth certain information concerning the compensation of the executive officers for the fiscal years ended December 31, 2011, December 31, 2010, and December 31, 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compen- sation ($)(2)	Total ($)
Michael J. Saylor	2011	875,000	—	—	710,000	(3)	1,564,448	3,149,448
Chairman of the Board, President and Chief Executive Officer	2010	875,000	—	—	1,932,000	(4)	1,167,553	3,974,553
	2009	875,000	—	—	3,354,000	(5)	484,773	4,713,773

Sanju K. Bansal	2011	500,000	450,000	—	—		35,491	985,491
Vice Chairman of the Board, Executive Vice President and Chief Operating Officer	2010	400,000	450,000	—	—		8,579	858,579
	2009	325,000	425,000	—	—		5,141	755,141

Jonathan F. Klein	2011	650,000	765,000	—	—		22,583	1,437,583
Executive Vice President, Law & General Counsel	2010	550,000	750,000	—	—		25,872	1,325,872
	2009	400,000	800,000	32,381	—		5,658	1,238,039

Douglas K. Thede	2011	500,000	450,000	—	—		16,131	966,131
Executive Vice President, Finance & Chief Financial Officer	2010	400,000	400,000	—	—		22,083	822,083
	2009	268,106	350,000	21,588	—		8,608	648,302

Donald W. Hunt	2011	525,000	150,000	—	$1,069,592	(6)	25,573	1,770,165
Executive Vice President, Worldwide
Sales & Operations

Jeffrey A. Bedell	2011	500,000	450,000	—	—		14,123	964,123
Executive Vice President, Technology & Chief Technology Officer	2010	400,000	450,000	—	—		3,565	853,565
	2009	350,000	425,000	—	—		3,290	778,290

(1)	Amounts shown represent the aggregate grant date fair value in respect of options to purchase shares of class A common stock of Angel.com Incorporated (“Angel.com”), a subsidiary of the Company, granted to the specified executive officers in 2009, calculated in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”. See Note 10, “Share-Based Compensation,” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2011, for the assumptions made in determining grant date fair values. These amounts reflect the aggregate grant date fair value for these options and are not intended to represent the value, if any, that is or will be actually realized by the individual.

(2)	All Other Compensation includes the value of perquisites and other personal benefits, employer 401(k) plan match, and group term life insurance premiums for the executive officer, as well as “gross-ups” and other amounts reimbursed to him for the fiscal year for the payment of taxes, but does not include perquisites and other personal benefits for the executive officer if the total value of all perquisites and other personal benefits for such executive officer in a given fiscal year was less than $10,000.

For purposes of the amounts reported in this column:

•	“Sublease” refers to the subleases of office space by the Company to Aeromar Management Company, LLC (“Aeromar”) and Alcantara LLC (“Alcantara”), each of which is wholly owned by Mr. Saylor;

•

“Corporate Development Programs” refers to tickets to sporting, charity, dining, entertainment, or similar events as well as use of corporate suites, club memberships, or similar facilities that the Company may acquire;

•	“Company Vehicles” refers to the Company’s limousine, sedan, and related driving services;

•	“Alternative Car Services” refers to services of one or more drivers for vehicles other than a Company-owned vehicle;

•

“NetJets Aircraft” refers to: (i) the fractional interest that the Company leased in a Gulfstream Aerospace 450 through a fractional interest program operated by NetJets International, Inc. (“NetJets”), which fractional interest included certain rights to use the Gulfstream Aerospace 450 as well as other aircraft operated by NetJets and expired on June 30, 2011; and (ii) the fractional interest that the Company leases in a Gulfstream IV-SP through a fractional interest program operated by NetJets, which fractional interest includes certain rights to use the Gulfstream IV-SP as well as other aircraft operated by NetJets;

•	“Club Dues” refers to club dues paid by the Company on behalf of executive officers;

•

“Entertainment Events” refers to parties, outings, or other similar entertainment events that we may hold, host, or otherwise arrange, for which our payment of the expenses of executive officers and their guests may be deemed compensation to executive officers;

•	“President’s Club” refers to an annual trip and related events for sales and service personnel who have met specified performance criteria;

•

“Meeting Activities” refers to Board of Directors meetings and other related activities in various locations for which our payment of the expenses of executive officers and their guests may be deemed compensation to executive officers; and

•

“Supplemental Disability Insurance” refers to the premiums paid by the Company with respect to individual disability insurance policies provided to Messrs. Saylor, Bansal, Klein, Thede, and Bedell as a supplement to the group disability insurance that is available to most Company employees.

See “Compensation Discussion and Analysis” for further discussion of the benefits referred to in this footnote.

With respect to each item of All Other Compensation, we report the higher of (i) aggregate incremental cost to the Company, or (ii) compensation imputed to the executive officer for tax purposes. We generally calculate aggregate incremental cost to the Company by disregarding fixed costs that the Company has already incurred as a general matter but are necessary to provide the item, and aggregating only the variable costs that the Company incurs as a result of providing the item to the executive officer. The amounts shown for Alternative Car Services, President’s Club, Meeting Activities, and Employer 401K Plan Match reflect the aggregate incremental cost to the Company for such items, which is also the amount of compensation reported with respect to the executive officer for tax purposes.

•

With respect to the aggregate incremental cost of providing the Sublease, we have computed an amount based upon a pro rata allocation of office expenses such as supplies, communications, equipment, and related expenses based upon headcount and square footage utilized under the Sublease. We did not include any expense for furniture used from our pre-existing supply, office building rent that we incur regardless of whether we sublease the one office provided to Aeromar and the one office previously provided to Alcantara, the value of a parking space provided in our building that we are allocated regardless of whether we sublease an office to Aeromar or Alcantara, network infrastructure and other electronic resources that we make available in our building generally, or the administration fee that we incur generally regardless of whether we sublease an office to Aeromar or Alcantara.

•

In determining the aggregate incremental cost of providing personal use of Corporate Development Programs, we aggregated costs such as (x) additional event tickets purchased for the individual making personal use and his personal guests, and (y) a portion of the additional food service expenses incurred in connection with the use of such additional event tickets based on the percentage of such additional event tickets attributable to such individual’s personal use. We did not include any expense that the Company incurred to lease facilities, to purchase annual ticket subscriptions, or to provide standard food service for business entertainment that the Company subsequently made available for personal use.

•

With respect to the aggregate incremental cost of Mr. Saylor’s personal use of Company Vehicles, we included in the aggregate incremental cost calculation the entire annual cost to the Company of the related driving services, regardless of the fact that such vehicles are generally available for Company business use when not being used by Mr. Saylor. With respect to Mr. Saylor’s personal use of the sedan, we also treated the entire cost to the Company of the associated depreciation, insurance, property taxes, and satellite radio subscription as aggregate incremental cost. With respect to Mr. Saylor’s personal use of the limousine in 2009, we also treated the entire cost to the Company of the associated depreciation, insurance, property taxes, and related costs as aggregate incremental cost. We did not treat such costs as aggregate incremental cost in 2010 as the fraction of the total use of the limousine represented by Mr. Saylor’s personal use of the limousine in 2010 was substantially less than in 2009. We did not treat such costs as aggregate incremental cost in 2011 as Mr. Saylor did not make personal use of the limousine in 2011.

•

With respect to the NetJets Aircraft, we have determined that there is no aggregate incremental cost to the Company when personal guests of executive officers accompany executive officers on business flights. In determining the aggregate incremental cost of providing the NetJets Aircraft for personal use when the purpose of the flight is personal in nature, we aggregated costs such as the occupied hourly charge assessed by NetJets per hour of use, as well as any other variable costs associated with the particular flight for which NetJets charges the Company, including fuel surcharges, excise taxes, landing fees, international flight crew and passenger fees, domestic flight segment fees, and catering costs.

•

In determining the aggregate incremental cost of participation in President’s Club, we aggregated costs such as (x) the individual travel, accommodation, meal, and porterage expenses of each participant and his guest(s), (y) any stipend provided to the participant by the Company, and (z) a pro rata amount of the catering and other miscellaneous costs for President’s Club generally.

•

With respect to life insurance and Supplemental Disability Insurance, we have determined that the aggregate incremental cost to the Company of providing each of these benefits is the insurance premium paid by the Company in connection with the Company’s provision of the respective insurance policy to the applicable executive officer.

The following table shows the amounts of individual perquisites, other personal benefits, and certain other compensation that are reported in the aggregate as “All Other Compensation” in the Summary Compensation Table.

	All Other Compensation Table
		Perquisites and Other Personal Benefits										Additional All Other Compensation
Name	Year	Sub-lease ($) (a)	Company Vehicles ($) (b)	Alter- native Car Services ($)	NetJets Aircraft ($) (c)	Club Dues ($) (d)	Corporate Develop- ment Programs ($) (e)	Presi- dent’s Club ($)	Meeting Activities ($)	Supple- mental Disability Insurance ($)	Miscel- laneous ($) (f)	Employer 401K plan Match ($)	Life Insur- ance ($) (g)	Tax Reimbur- sement ($) (h)			Total
Michael J. Saylor	2011	11,516	148,945	86,700	833,280	2,245	18,801	16,265	23,308	6,883	—	3,000	360	413,145	(i	)	1,564,448
	2010	12,593	124,794	86,700	553,271	2,185	18,333	9,710	9,834	N/A	—	3,000	360	346,773	(j	)	1,167,553
	2009	12,087	125,615	57,800	—	2,114	50,123	12,965	18,514	N/A	—	3,000	240	202,315	(k	)	484,773

Sanju K. Bansal	2011	N/A	—	—	2,579	2,360	2,909	7,689	—	6,549	288	3,000	360	9,757			35,491
	2010	N/A	*	*	*	*	*	*	*	N/A	*	3,000	360	5,219			8,579
	2009	N/A	*	*	*	*	*	*	*	N/A	*	3,000	240	1,901			5,141

Jonathan F. Klein	2011	N/A	—	—	—	2,360	5,998	—	—	6,048	—	3,000	240	4,937			22,583
	2010	N/A	—	—	5,906	940	790	—	5,285	N/A	—	3,000	240	9,711			25,872
	2009	N/A	*	*	*	*	*	*	*	N/A	*	3,000	240	2,418			5,658

Douglas K. Thede	2011	N/A	—	—	—	2,330	2,818	—	—	5,519	113	3,000	240	2,111			16,131
	2010	N/A	—	—	5,906	940	2,748	—	1,694	N/A	—	3,000	240	7,555			22,083
	2009	N/A	*	*	*	*	*	*	*	N/A	*	3,000	240	5,368			8,608

Donald W. Hunt	2011	N/A	—	—	2,579	1,908	—	9,226	—	—	—	2,625	774	8,461			25,573

Jeffrey A. Bedell	2011	N/A	—	—	—	2,330	630	—	—	8,423	—	2,500	240	—			14,123
	2010	N/A	*	*	*	*	*	*	*	N/A	*	3,000	240	325			3,565
	2009	N/A	*	*	*	*	*	*	*	N/A	*	3,000	240	50			3,290

*	The appearance of an asterisk (*) in the All Other Compensation Table indicates that the total value of all perquisites and other personal benefits for the applicable executive officer in the applicable fiscal year was less than $10,000 and, therefore, the value, if any, of the applicable perquisite or other personal benefit is not reported.

(a)	The amounts reported in this column with respect to personal use of the Sublease reflect compensation imputed to Mr. Saylor for tax purposes. The aggregate incremental cost of providing the Sublease to Mr. Saylor in 2011, 2010, and 2009 was approximately $4,817, $3,275, and $2,863, respectively.

(b)	The amount reported in this column with respect to personal use of the Company Vehicles in 2011 reflects the aggregate incremental cost of Mr. Saylor’s personal use of the Company Vehicles. The amounts reported in this column with respect to 2010 and 2009 reflect compensation imputed to Mr. Saylor for tax purposes. The aggregate incremental cost of providing personal use of the Company Vehicles to Mr. Saylor in 2010 and 2009 was approximately $115,141 and $120,775, respectively.

(c)	The amount reported in this column with respect to personal use of the NetJets Aircraft by Mr. Saylor reflects the aggregate incremental cost of his personal use of the NetJets Aircraft. The amounts reported in this column with respect to personal use of the NetJets Aircraft by Messrs. Bansal, Klein, Thede, and Hunt reflect compensation imputed for tax purposes in accordance with a schedule published by the Internal Revenue Service, rather than aggregate incremental cost which was determined by the Company to be zero in each case.

(d)	The amounts reported in this column reflect Club Dues incurred by our executive officers with respect to the years indicated.

(e)	The amounts reported in this column with respect to personal use of the Corporate Development Programs by Messrs. Saylor, Bansal, and Thede, as well as personal use of the Corporate Development Programs by Mr. Klein in 2011, reflect compensation imputed for tax purposes. The aggregate incremental cost of providing personal use of Corporate Development Programs: (i) to Mr. Saylor in 2011, 2010, and 2009 was approximately $13,602, $13,391, and $16,284, respectively; (ii) to Mr. Bansal in 2011 was approximately $865, (iii) to Mr. Klein in 2011 was approximately $3,216, and (iv) to Mr. Thede in 2011 and 2010 was approximately $1,431 and $754, respectively. The amounts reported in this column with respect to personal use of Corporate Development Programs by Mr. Klein in 2010 and Mr. Bedell in 2011 reflect the aggregate incremental cost of such personal use.

(f)	The amounts reported in this column reflect compensation imputed for tax purposes with respect to a bereavement gift to Mr. Bansal and a commemorative souvenir that was given to Mr. Thede in connection with a Company transaction.

(g)	The amounts reported in this column with respect to the provision of life insurance reflect the amounts that are reportable as income as determined pursuant to Section 79 of the Internal Revenue Code. The aggregate incremental cost of providing life insurance to Messrs. Saylor, Bansal, Klein, Thede, Hunt, and Bedell is $150 per person.

(h)	The applicable perquisites to which the tax reimbursement amount applies are detailed in footnotes only where the tax reimbursement amount equals or exceeds $10,000 for an executive officer in a fiscal year.

(i)	Amount shown includes a cash payment of: (i) $8,408 in connection with the Sublease, (ii) $13,727 in connection with personal use of Corporate Development Programs; (iii) $107,101 in connection with personal use of Company Vehicles; (iv) $63,300 in connection with personal use of Alternative Car Services; (v) $191,717 in connection with personal use of the NetJets Aircraft; (vi) $11,875 in connection with participation in President’s Club; and (vii) $17,017 in connection with participation in Meeting Activities.

(j)	Amount shown includes a cash payment of: (i) $9,194 in connection with the Sublease; (ii) $13,385 in connection with personal use of Corporate Development Programs; (iii) $91,113 in connection with personal use of Company Vehicles; (iv) $63,300 in connection with personal use of Alternative Car Services; (v) $155,576 in connection with personal use of the NetJets Aircraft; (vi) $7,025 in connection with participation in President’s Club; and (vii) $7,180 in connection with participation in Meeting Activities.

(k)	Amount shown includes a cash payment of: (i) $8,825 in connection with the Sublease; (ii) $36,595 in connection with personal use of Corporate Development Programs; (iii) $91,712 in connection with personal use of Company Vehicles; (iv) $42,200 in connection with personal use of Alternative Car Services; (v) $9,466 in connection with participation in President’s Club; and (vi) $13,517 in connection with participation in Meeting Activities.

(3)	Amount shown represents the cash bonus amount awarded to Mr. Saylor pursuant to his bonus plan for 2011.

(4)	Amount shown represents the cash bonus amount awarded to Mr. Saylor pursuant to his bonus plan for 2010.

(5)	Amount shown represents the cash bonus amount awarded to Mr. Saylor pursuant to his bonus plan for 2009.

(6)	Amount shown represents the cash bonus amount awarded to Mr. Hunt pursuant to his bonus plan for 2011.

Grants of Plan-Based Awards for 2011

The following table sets forth certain information concerning grants of plan-based awards to the executive officers for the fiscal year ended December 31, 2011:

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
	Threshold ($)		Target ($)		Maximum ($)
Michael J. Saylor		(1)	1,932,000	(1)	4,800,000	(1)
Sanju K. Bansal		(2)	273,225	(2)	1,500,000	(2)
Jonathan F. Klein		(2)	360,657	(2)	1,500,000	(2)
Douglas K. Thede		(2)	360,657	(2)	1,500,000	(2)
Donald W. Hunt	—		300,000	(3)	—
		(4)	1,052,471	(4)		(4)
Jeffrey A. Bedell		(2)	273,225	(2)	1,500,000	(2)

(1)	The Compensation Committee established the 2011 Saylor Bonus Plan based on a performance goal relating to the Company’s diluted earnings per share for fiscal year 2011, as discussed in “Compensation Discussion and Analysis.” The maximum bonus amount that could be awarded pursuant to this plan was $4,800,000. There were no threshold or target bonus amounts under the 2011 Saylor Bonus Plan. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the award for which Mr. Saylor would have been eligible if the Company’s diluted earnings per share for fiscal year 2011 had been the same as the Company’s diluted earnings per share for fiscal year 2010. On March 5, 2012, the Compensation Committee awarded a cash bonus to Mr. Saylor in the amount of $710,000 (as set forth in the Summary Compensation Table above) with respect to his performance during fiscal year 2011 pursuant to the 2011 Saylor Bonus Plan. The cash bonus award was paid to Mr. Saylor in March 2012.

(2)

Item relates to an award granted by the Compensation Committee under the Company’s Performance Incentive Plan, pursuant to which the executive officer is eligible to receive a bonus amount based on a percentage of the Company’s Core Operating Income (income from operations before financing and other income and income taxes of the Company’s consolidated core business intelligence business unit as shown in our Consolidated Statements of Operations by business unit) for fiscal year 2011. The total amount paid under the Performance Incentive Plan to any individual participant may not exceed $1,500,000 in any fiscal year. There were no threshold or target bonus amounts with respect to these 2011 Performance Incentive Plan awards. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the bonus for which the executive officer would have been eligible if the Company’s Core Operating Income for fiscal year 2011 had been the same as the Company’s Core Operating Income for fiscal year 2010. On March 5, 2012, the Compensation Committee determined that Messrs. Bansal, Klein, Thede, and Bedell were eligible to be paid bonuses with respect to such awards in the amounts of $104,330, $137,715, $137,715, and $104,330, respectively. Payment of such amounts will occur within 31 days after December 31, 2014, subject to the award recipient being continuously employed through December 31, 2014 and the other terms and conditions of the Performance Incentive Plan. The bonus amount payable to an award recipient may be reduced or recouped by the Company, in whole or in part, in the event the award administrator determines that the award recipient has engaged in fraud or misconduct. The award administrator may also reduce, in whole or in part, the bonus amount if the Company experiences a financial restatement and the bonus amount previously determined is greater than it would be if such amount were determined based on the restated financial statement.

(3)	Item relates to an award granted by the CEO under the Company’s Performance Incentive Plan, pursuant to which Mr. Hunt is eligible to receive a fixed dollar award in the amount of $300,000 with respect to fiscal year 2011. On February 17, 2012, the CEO determined that Mr. Hunt was eligible to be paid a bonus in the amount of $300,000 with respect to this award. Payment of this amount will occur within 31 days after December 31, 2014, subject to Mr. Hunt being continuously employed through December 31, 2014 and the other terms and conditions of the Performance Incentive Plan. The bonus amount payable to Mr. Hunt may be reduced or recouped by the Company, in whole or in part, in the event the CEO determines that Mr. Hunt has engaged in fraud or misconduct. The CEO may also reduce, in whole or in part, the bonus amount if the Company experiences a financial restatement and the bonus amount previously determined is greater than it would be if such amount were determined based on the restated financial statement.

(4)	The CEO established a bonus plan for Mr. Hunt for 2011 based on specific, pre-established financial metrics, as discussed in “Compensation Discussion and Analysis.” There were no threshold, target, or maximum bonus amounts under Mr. Hunt’s bonus plan for 2011. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the award for which Mr. Hunt would have been eligible if the Company’s gross profit minus the Company’s sales and marketing expenses for our core BI business (Mr. Hunt’s “field margin”), and the growth in value of the Company’s worldwide maintenance contracts for fiscal year 2011 had been the same as the field margin and the growth in value of the Company’s worldwide maintenance contracts for fiscal year 2010. Bonus award payments were made to Mr. Hunt in quarterly increments during 2011 and early 2012 in the aggregate amount of $883,335 with respect to his field margin for the second, third, and fourth quarters of fiscal year 2011, and one annual increment in 2012 in the amount of $186,257 with respect to growth in the value of the Company’s worldwide maintenance contracts in fiscal year 2011, for a total of $1,069,592 (as set forth in the Summary Compensation Table above) with respect to his performance during fiscal year 2011 pursuant to his bonus plan for 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth information concerning unexercised options outstanding as of December 31, 2011 for each of the executive officers. Option awards relating to the class A common stock of Angel.com, a subsidiary of the Company, are designated in the table below by the term “ANGL”. Unless so designated, all option information set forth below relates to option awards relating to the class A common stock of the Company.

Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price per Share ($)	Option Expiration Date
	Exercisable		Unexercisable
Michael J. Saylor	393,146	(1)	—	20.69	2/8/2013

Sanju K. Bansal	20,000	(2)	—	20.69	2/8/2013

Jonathan F. Klein	—		82,500 (ANGL)(3)	1.80	9/17/2019

Douglas K. Thede	—		55,000 (ANGL)(4)	1.80	9/17/2019

Donald W. Hunt	—		—	—	—

Jeffrey A. Bedell	12,500	(5)	—	4.70	7/26/2012

	50,000	(6)	—	20.69	2/8/2013

(1)	The shares subject to this stock option vested as follows: (i) 65,146 on 02/28/2004; (ii) 82,000 on 02/28/2005; (iii) 82,000 on 02/08/2006; (iv) 82,000 on 02/08/2007; and (v) 82,000 on 02/08/2008.

(2)	The shares subject to this stock option vested on 02/08/2008.

(3)	The First Installment (as defined below) of the shares subject to this stock option vests on the first to occur of: (i) an initial public offering of the common stock of Angel.com; (ii) a change in control over Angel.com; and (iii) a sale of all or substantially all of the assets of Angel.com (other than to an affiliate of MicroStrategy or Michael J. Saylor) (the “Initial Vesting Date”). Assuming that the Initial Vesting Date occurs, to the extent any portion of this stock option does not vest on that date, then 16,500 shares vest on each July 1 that follows the Initial Vesting Date until such option is fully vested. The First Installment for purposes of this stock option means: (i) 33,000 shares if the Initial Vesting Date occurs on or after July 1, 2010 but before July 1, 2011; (ii) 49,500 shares if the Initial Vesting Date occurs on or after July 1, 2011 but before July 1, 2012; (iii) 66,000 shares if the Initial Vesting Date occurs on or after July 1, 2012 but before July 1, 2013; and (iv) 82,500 shares if the Initial Vesting Date occurs on or after July 1, 2013.

(4)	The First Installment (as defined below) of the shares subject to this stock option vests on the first to occur of: (i) an initial public offering of the common stock of Angel.com; (ii) a change in control over Angel.com; and (iii) a sale of all or substantially all of the assets of Angel.com (other than to an affiliate of MicroStrategy or Michael J. Saylor) (the “Initial Vesting Date”). Assuming that the Initial Vesting Date occurs, to the extent any portion of this stock option does not vest on that date, then 11,000 shares vest on each July 1 that follows the Initial Vesting Date until such option is fully vested. The First Installment for purposes of this stock option means: (i) 22,000 shares if the Initial Vesting Date occurs on or after July 1, 2010 but before July 1, 2011; (ii) 33,000 shares if the Initial Vesting Date occurs on or after July 1, 2011 but before July 1, 2012; (iii) 44,000 shares if the Initial Vesting Date occurs on or after July 1, 2012 but before July 1, 2013; and (iv) 55,000 shares if the Initial Vesting Date occurs on or after July 1, 2013.

(5)	The shares subject to this stock option vested on 07/26/2006.

(6)	The shares subject to this stock option vested in five equal annual installments beginning on 02/08/2004.

Option Exercises in 2011

The following table sets forth information concerning the number of shares acquired and the value realized on exercise of stock options during the fiscal year ended December 31, 2011 by each of the executive officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Michael J. Saylor	—	—
Sanju K. Bansal	—	—
Jonathan F. Klein	70,000	7,186,304
Douglas K. Thede	—	—
Donald W. Hunt	—	—
Jeffrey A. Bedell	14,110	1,614,781

(1)	This amount represents the difference between the exercise price and the closing price of our class A common stock on the date of exercise. This amount may not represent the value that is actually realized by the executive officer upon sale of underlying shares due to differences between the closing price of our class A common stock on the date of exercise and the price or prices at which the executive officer may have sold the shares he received following exercise.

Director Compensation

Each non-employee or “outside” director receives a fee of $25,000 for each quarterly meeting of the Board of Directors that the outside director attends in person. An outside director may be paid a quarterly board meeting fee for attending a quarterly board meeting via telephonic conference call if the outside director has good reason for the outside director’s failure to attend such meeting in person as determined by the Chairman of the Board, but such payment is limited to one occurrence in any given fiscal year. Each outside director who is a member of the Audit Committee also receives a fee of $10,000 (or $12,500 in the case of the Chairman of the Audit Committee) for each quarterly meeting of such committee that the outside director attends in person. Each outside director who is a member of the Compensation Committee also receives a fee of $5,000 (or $7,500 in the case of the Chairman of the Compensation Committee), which is paid quarterly, provided that, in order to be eligible to receive the fee with respect to a fiscal quarter, the outside director must have served on the Compensation Committee on the last day of such fiscal quarter. Each outside director may receive fees of up to $12,000 in any fiscal quarter for additional services delegated by the Board of Directors to such outside director in the outside director’s capacity as a member of the Audit Committee, the Compensation Committee, the Board of Directors, or any other committees of the Board of Directors, provided that any such fee paid with respect to a particular service must be approved by the Board of Directors following the completion of such service by the outside director.

Each outside director is reimbursed for all reasonable out-of-pocket expenses incurred by him or her in attending meetings of the Board of Directors and any committee thereof and otherwise in performing his or her duties as an outside director, subject to compliance with our standard documentation policies regarding reimbursement of business expenses. From time to time, the Board of Directors may hold meetings and other related activities in various locations (“Meeting Activities”) for which our payment of the expenses of outside directors and their guests may be deemed compensation to outside directors. In addition, we may hold, host, or otherwise arrange parties, outings, or other similar entertainment events (“Entertainment Events”) for which our payment of the expenses of outside directors and their guests may be deemed compensation to outside directors. We may also request that outside directors participate in conferences, symposia, and other similar events or activities relating to our business (“Company-Sponsored Activities”) for which our payment of the expenses of outside directors and their guests may be deemed compensation to outside directors.

We also make the following available, from time to time, for personal use by members of the Board of Directors of the Company, our executive officers, and other employees of the Company and its subsidiaries: tickets to sporting, charity, dining, entertainment, or similar events as well as use of corporate suites, club memberships, or similar facilities that the Company may acquire (“Corporate Development Programs”); Company-owned vehicles and related driving services (“Company Vehicles”); the services of one or more drivers for vehicles other than Company-owned vehicles (“Alternative Car Services”); and “Company Aircraft”, which includes the Bombardier Global Express XRS aircraft that the Company owns, any additional aircraft that the Company may lease or charter, as well as “NetJets Aircraft”, which refers to (i) the fractional interest that the Company leased in a Gulfstream Aerospace 450 through a fractional interest program operated by NetJets International, Inc. (“NetJets”), which fractional interest included certain rights to use the Gulfstream Aerospace 450 as well as other aircraft operated by NetJets and expired on June 30, 2011; and (ii) the fractional interest that the Company leases in a Gulfstream IV-SP through a fractional interest program operated by NetJets, which fractional interest includes certain rights to use the Gulfstream IV-SP as well as other aircraft operated by NetJets. Non-employee members of the Board may make personal use of Company Aircraft provided that (a) all non-employee Board members are invited by the Company to travel on the applicable flight and (b) such non-business use is in connection with the non-employee Board member’s participation in one or more (i) Meeting Activities, (ii) Entertainment Events to which all non-employee Board members have been invited, or (iii) Company-Sponsored Activities. In addition, non-employee Board members may make personal use of Company Aircraft on a “ride-along” basis for up to four flight segments per year.

To the extent that participation in Meeting Activities, Entertainment Events, or Company-Sponsored Activities or personal use of Corporate Development Programs, Company Vehicles, Alternative Car Services, or Company Aircraft is deemed compensation to a director, we pay to (or withhold and pay to the appropriate taxing authority on behalf of) such director a “tax gross-up” in cash, which would approximate the amount of the director’s federal and state income and payroll taxes on the taxable income associated with such participation or personal use plus federal and state income and payroll taxes on the taxes that the director may incur as a result of the payment of taxes by us, subject to the aggregate amount limitations described above in “Compensation Discussion and Analysis”, if applicable.

The following table sets forth information concerning the compensation of each of our non-employee directors for the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($) (1)		Total ($)
Matthew W. Calkins	120,400	—		120,400
Robert H. Epstein	86,000	51,491	(2)	137,491
David W. LaRue	125,400	4,836		130,236
Jarrod M. Patten	137,600	8,168		145,768
Carl J. Rickertsen	108,200	2,992		111,192
Thomas P. Spahr	86,000	1,714		87,714

(1)	All Other Compensation includes the value of perquisites and other personal benefits for the director, as well as “gross-ups” and other amounts reimbursed during the fiscal year for the payment of taxes, but does not include perquisites and other personal benefits for the director if the total value of all perquisites and other personal benefits for such director in a given fiscal year was less than $10,000. To determine the value of each individual perquisite or benefit, we use the higher of (i) aggregate incremental cost or (ii) compensation imputed to the director for tax purposes. For the fiscal year ended December 31, 2011, the total value of all perquisites and other personal benefits for each director, other than Mr. Epstein, was less than $10,000, and accordingly, the figures shown in this column, except with respect to Mr. Epstein, represent only amounts reimbursed to the applicable director for the fiscal year for the payment of taxes.

(2)	Amount shown for Mr. Epstein includes (i) $7,691, which represents the aggregate incremental cost of Mr. Epstein’s participation in Meeting Activities; (ii) a cash payment of $12,721 for reimbursement of taxes incurred in connection with Mr. Epstein’s participation in Meeting Activities; (iii) $5,863, which represents the aggregate incremental cost of Mr. Epstein’s participation in Entertainment Events; (iv) a cash payment of $9,696 for reimbursement of taxes incurred in connection with Mr. Epstein’s participation in Entertainment Events; (v) $5,848, which represents compensation imputed to Mr. Epstein in connection with Mr. Epstein’s personal use of the NetJets Aircraft; and (vi) a cash payment of $9,672 for reimbursement of taxes incurred in connection with Mr. Epstein’s personal use of the NetJets Aircraft. Mr. Epstein’s personal use of the NetJets Aircraft in 2011 resulted in no aggregate incremental cost to the Company.

Equity Compensation Plan Information

The following table provides information about the class A common stock of the Company authorized for issuance under our equity compensation plans as of December 31, 2011:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by stockholders (1)	518,412	20.31	—(2)
Equity compensation plans not approved by stockholders	—	—	—

Total	518,412	20.31	—(2)

(1)	Includes our 1996 Stock Plan (“1996 Plan”), 1997 Stock Option Plan for French Employees (“French Plan”), 1997 Director Option Plan (“1997 Director Plan”), and Second Amended and Restated 1999 Stock Option Plan (“1999 Plan”).

(2)	We are no longer authorized to issue options under our 1996 Plan, French Plan, 1997 Director Plan, or 1999 Plan.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors acts under a written charter most recently amended and restated on July 30, 2010. Each member of the Audit Committee meets the Nasdaq Marketplace Rules definition of “independent” for audit committee purposes, as well as the independence requirements of Rule 10A-3 under the Securities Exchange Act.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2011 and discussed these financial statements with the Company’s management. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company’s management, internal accounting, financial and auditing personnel and the independent registered public accounting firm, the following, among other things:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	changes in the Company’s accounting practices, principles, controls, or methodologies;

•	management’s selection, application, and disclosure of critical accounting policies;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of the Company’s internal controls and accounting, financial, and auditing personnel.

Through periodic meetings during the fiscal year ended December 31, 2011 and the first quarter of 2012, the Audit Committee discussed the following significant items with management and Grant Thornton:

•	significant revenue contracts;

•	significant and complex transactions;

•	significant accounting and reporting issues and policies;

•	quarterly business results and financial statements; and

•	legal claims and other loss contingencies.

During the fiscal year ended December 31, 2011 and the first quarter of 2012, the Audit Committee performed the following, among other, functions:

•	selected Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

•	monitored the annual independent audit by Grant Thornton for the fiscal year ended December 31, 2011;

•	pre-approved all audit and permitted non-audit services to be provided to the Company by Grant Thornton;

•	reviewed the Company’s risk assessment and management procedures, including the Company’s enterprise risk management policies, practices, and procedures;

•	oversaw the Company’s internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•

reviewed and considered whether to approve any related party transactions with any director or executive officer of the Company and any related person transactions pursuant to the Company’s Related Person Transactions Policy; and

•

reviewed quarterly reports as required by the Company’s Board of Directors regarding significant revenue contracts requiring advance approval from the Audit Committee, litigation and regulatory matters, and the status of internal controls and procedures.

During the fiscal year ended December 31, 2011, the Audit Committee also met in separate executive sessions with Grant Thornton, the Company’s Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Vice President, Risk Management, the then Vice President, Finance & Worldwide Controller, the Vice President, Worldwide Revenue Recognition, and the Vice President, Internal Audit.

Management represented to the Audit Committee that the Company’s financial statements relating to the fiscal year ended December 31, 2011 had been prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also reviewed and discussed with Grant Thornton the audited financial statements and the matters required by Professional Standard AU 380 (Communication With Audit Committees) (“AU 380”). AU 380 requires the Company’s independent registered public accounting firm to discuss with the Company’s Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•

the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•

disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements (there were no such disagreements).

Grant Thornton also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence. Accordingly, the Audit Committee discussed with Grant Thornton its independence from the Company.

Based on its discussions with management and Grant Thornton, as well as its review of the representations and information provided by management and Grant Thornton, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

By the Audit Committee of the Board of Directors of MicroStrategy Incorporated.

David W. LaRue

Matthew W. Calkins

Jarrod M. Patten

PROPOSAL 2

APPROVAL OF ADDITIONAL MATERIAL TERMS FOR PAYMENT OF

CERTAIN EXECUTIVE INCENTIVE COMPENSATION

At MicroStrategy’s 2010 Annual Meeting of Stockholders (the “2010 Annual Meeting”), the stockholders approved the material terms of certain incentive compensation that could be awarded to certain of the Company’s most highly compensated executive officers and other employees (the “2010 Material Terms”) so that the compensation paid pursuant to such material terms would be eligible to be fully deductible by the Company under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). In approving the 2010 Material Terms, the stockholders approved certain business criteria upon which performance goals for the payment of such incentive compensation could be based. At this time, the Company would like stockholders to approve additional business criteria upon which performance goals for the payment of incentive compensation could be based so that such compensation would be eligible to be fully deductible by the Company under Section 162(m). Accordingly, the Company requests that the stockholders of MicroStrategy consider and vote upon a proposal to approve the materials terms of certain incentive compensation that could be awarded to certain of the Company’s most highly compensated executive officers and other employees based on the additional business criteria, as described below. If the stockholders approve this proposal, the compensation paid pursuant to such additional material terms would be eligible to be fully deductible by the Company under Section 162(m).

Section 162(m) generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) (such officers of the Company, the “covered executive officers”), as determined in accordance with the applicable rules under Section 162(m) and the Securities Exchange Act. However, qualified performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company must pay qualified performance-based compensation solely on account of the attainment of one or more objective performance goals established in writing by the Compensation Committee no later than 90 days after commencement of the performance period to which the goals relate (but in no event after 25% of the period has elapsed) and at a time when the attainment of such goals is substantially uncertain. Performance goals may be based on one or more business criteria that apply to an individual, one or more business units or subsidiaries of the Company, one or more geographic regions, one or more customer or channel partner accounts, or one or more products or services of the Company or to the Company as a whole, but need not be based on an increase or positive result under the business criteria selected. For compensation that qualifies as performance-based compensation, the Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if such performance goal is attained. Stockholders must approve, with respect to qualified performance-based compensation: (i) the types of employees eligible to receive awards, which includes covered executive officers and all other employees, (ii) the types of performance goals, and (iii) the maximum amount that may be paid pursuant to an award or the formula used to calculate such amount.

Payment of compensation intended to satisfy the requirements of qualified performance-based compensation may be made to any covered executive officer and must be based upon the attainment of one or more performance goals with respect to any one (or more) of a specified set of business criteria, which goals must be established in writing by the Compensation Committee for the covered executive officer for each performance period. The maximum qualified performance-based compensation award that may be granted to any covered executive officer for a performance period that is one year or less is $8 million (with any amount paid for a performance period of less than one year counting against the limit for the fiscal year in which or with which such performance period ends) and the maximum qualified performance-based compensation award that may be granted to any covered executive officer for a performance period that is longer than one year (but no longer than five years) is $40 million.

The additional business criteria upon which the performance goals may be based include one or more of the following, which may be measured on a GAAP (generally accepted accounting principles in the United States of

America) or non-GAAP basis: (1) gross profit; (2) sales and marketing expenses; (3) research and development expenses; (4) general and administrative expenses; (5) income from continuing operations; (6) amount of cash and cash equivalents; (7) field margin, defined as consolidated gross profit minus the sales and marking expenses for the Company’s core business intelligence business; and (8) changes between years or periods that are determined with respect to any of the above-listed business criteria. The Compensation Committee may specify that the performance goals based on such business criteria may be adjusted to take into account any one or more of the following: (i) extraordinary items or other unusual or one-time items, (ii) the cumulative effects of changes in accounting principles, (iii) the writedown of any asset, (iv) charges for restructuring and rationalization programs, (v) fluctuations in currency exchange rates, (vi) disposals of business segments, or (vii) acquisitions or dispositions.

The Compensation Committee takes into account, to the extent it believes appropriate, the limitations on the deductibility of executive compensation imposed by Section 162(m) in determining compensation levels and practices. The Compensation Committee from time to time may approve payment of discretionary incentive compensation based on business criteria other than the foregoing criteria or the business criteria approved at the 2010 Annual Meeting. Any such discretionary compensation would not qualify for the exclusion from the $1 million limitation on deductible compensation under Section 162(m).

Executive Vice President, Worldwide Sales & Operations Performance Bonus Plan

In March 2012, the Compensation Committee adopted a plan with respect to Donald W. Hunt’s performance for the second, third, and fourth quarters of fiscal year 2012. Pursuant to this plan, Mr. Hunt is eligible to receive a cash bonus for each applicable calendar quarter that is determined by multiplying a fixed percentage by the amount by which field margin for the quarter exceeds a fixed budget amount, subject to the Compensation Committee’s discretion to award a cash bonus amount lower than the eligible bonus amount calculated using the formula in the plan (the “Field Margin Bonus”). The sum of the cash bonuses payable pursuant to (i) the Field Margin Bonus and (ii) a separate bonus plan that rewards Mr. Hunt for increases in the annualized value of the Company’s maintenance contracts (which bonus is based on criteria approved by the Company’s stockholders as part of the 2010 Material Terms) may not exceed $8,000,000 per year in the aggregate.

The Field Margin Bonus is intended to qualify as performance-based compensation under Section 162(m) and is subject to approval by MicroStrategy’s stockholders of this Proposal 2. If stockholder approval of this Proposal 2 is not obtained, the Field Margin Bonus will be rescinded and will be of no further effect.

The actual cash bonus amounts that may be payable pursuant to the Field Margin Bonus are not presently determinable because they depend upon field margins for each of the second, third, and fourth quarters of 2012, which are not yet known. In addition, as noted above, the Compensation Committee may reduce the calculated bonus amounts at its sole discretion. If the foregoing arrangement had been in effect during the second, third, and fourth quarters of fiscal year 2011, and assuming the Compensation Committee did not exercise discretion to reduce the calculated bonus amounts, the cash bonus amounts to which Mr. Hunt would have been entitled under the plan would have been $453,036 in the aggregate.

No further awards have been granted with respect to the business criteria and related material terms that the stockholders of MicroStrategy are being requested to consider and vote on pursuant to this Proposal 2.

Vote Required

Approval of this proposal will require the affirmative vote of a majority of the votes cast by the holders of Common Stock voting on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOREGOING PROPOSED ADDITIONAL MATERIAL TERMS FOR PAYMENT OF CERTAIN EXECUTIVE INCENTIVE COMPENSATION.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012

Selection of Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2012

The Audit Committee has selected, and the Board of Directors has ratified the Audit Committee’s selection of, the firm of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Although stockholder approval of the selection of Grant Thornton is not required by law, the Company believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection of Grant Thornton.

Representatives of Grant Thornton are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF GRANT THORNTON.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees and Services

Aggregate fees for professional services rendered by Grant Thornton to us for work performed during and related to the fiscal years ended December 31, 2011 and 2010 are summarized in the table below.

Fee Category	2011 ($)	2010 ($)
Audit Fees	1,543,235	1,478,329
Audit-Related Fees	20,000	20,000
Tax Fees	20,000	2,844
All Other Fees	—	—

Total Fees	1,583,235	1,501,173

Audit Fees. This category includes fees for professional services rendered for the audits of our consolidated financial statements and statutory and subsidiary audits, services related to Sarbanes-Oxley Act compliance, and assistance with review of documents filed with the SEC.

Audit-Related Fees. This category includes fees for assurance and related services, employee benefit plan audits, accounting consultations, and consultations concerning financial and accounting and reporting standards.

Tax Fees. This category includes fees for international payroll and sales and use tax consultations.

Audit Committee Pre-Approval Policies and Procedures

During the fiscal years ended December 31, 2011 and 2010, the Audit Committee pre-approved all services (audit and non-audit) provided to MicroStrategy by our independent registered public accounting firm. In situations where a matter cannot wait until a full Audit Committee meeting, the Chairman of the Audit Committee has authority to consider and, if appropriate, approve audit and non-audit services. Any decision by the Chairman of the Audit Committee to pre-approve services must be presented to the full Audit Committee at its next scheduled quarterly meeting. The Audit Committee requires us to make required disclosure in our SEC periodic reports relating to the approval by the Audit Committee of audit and non-audit services to be performed by the independent registered public accounting firm and the fees paid by us for such services. All fees related to services performed by Grant Thornton during the fiscal years ended December 31, 2011 and 2010 were approved by the Audit Committee.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians, and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to us at the following address: MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182, Attention: Investor Relations, or by calling 703-848-8600. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact us at the above address and phone number.

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders, including director nominations described above under the caption “Director Candidates,” must be received by us at our principal offices, 1850 Towers Crescent Plaza, Tysons Corner Virginia 22182 by December 18, 2012 for inclusion in the proxy materials for the 2013 Annual Meeting of Stockholders. MicroStrategy suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Company.

If a stockholder wishes to present a proposal before the 2013 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice by March 3, 2013, and if a stockholder fails to provide such timely notice of a proposal to be presented at the 2013 Annual Meeting of Stockholders, the proxies designated by the Board of Directors will have discretionary authority to vote on any such proposal.

By Order of the Board of Directors,

Sanju K. Bansal
Vice Chairman, Executive Vice President,
Chief Operating Officer and Secretary

April 9, 2012

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN IF THEY HAVE SENT IN THEIR PROXIES.

PROXY

MICROSTRATEGY INCORPORATED

Proxy for the Annual Meeting of Stockholders to be held on Wednesday, May 9, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoint(s) Michael J. Saylor, Jonathan F. Klein, and Douglas K. Thede, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of MicroStrategy Incorporated (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182, on Wednesday, May 9, 2012 at 10:00 a.m., local time, and at any adjournment thereof (the “Meeting”).

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” Proposals 1, 2, and 3. This proxy may be revoked by the undersigned at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Meeting.

(Continued and to be signed on the reverse side)

Annual Meeting of Stockholders of

MICROSTRATEGY INCORPORATED

May 9, 2012

Please fill in, date, sign, and mail your proxy card in the

enclosed postage-paid return envelope as soon as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.	To elect the following eight (8) directors for the next year.

NOMINEES:

¡	Michael J. Saylor

¡	Sanju K. Bansal

¡	Matthew W. Calkins

¡	Robert H. Epstein

¡	David W. LaRue

¡	Jarrod M. Patten

¡	Carl J. Rickertsen

¡	Thomas P. Spahr

[    ] FOR ALL NOMINEES

[    ] WITHHOLD AUTHORITY FOR ALL NOMINEES

[    ] FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

2.	To approve additional material terms for payment of certain executive incentive compensation.

For            Against             Abstain

[    ]             [     ]                 [    ]

3.	To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

For            Against             Abstain

[    ]             [     ]                 [    ]

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [    ]

Signature of Stockholder                                          Date:

Signature of Stockholder                                          Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.